Rule 424(b)(3) Prospectus

Registration No.  333-232156

PROSPECTUS	DATED ● 9.12.19

PART I – INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SoCal Harvest, Inc.	Subject to Completion dated September 12, 2019

$300,000

Up To 30,000,000 Shares of Common Stock Offered By the Company

The name of our company is SoCal Harvest, Inc., and we were incorporated in the State of Wyoming on November 20, 2017. This is our initial public offering. Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our sole Officer and Director will offer and sell, on our behalf, up to thirty million (30,000,000) shares of our common stock at one cent ($.01 USD) per share on a best efforts basis that will not utilize a third-party underwriter or broker-dealer (the “Offering”). Our sole Officer and Director will not receive any compensation for selling Shares in the Offering. Our sole Officer and Director will solicit investments in the Shares from friends, family and those persons with which he has a prior business relationship and that he reasonably believes would have an interest in investing in the Company. Our sole Officer and Director will distribute to all interested investors a copy of the Company’s then effective Prospectus.

Completion of this Offering is not subject to us raising a minimum amount of money. The Offering is intended to be a self-underwritten public offering, with no minimum purchase requirement. We may receive no proceeds from this Offering and potential investors may end up holding shares in a company that has not received enough proceeds to fully begin its operations and has no market for its shares. Shares will be offered on a best efforts basis and we do not intend to use an underwriter for this Offering.

This Offering will terminate 180 days from the effective date of this Prospectus (the “Termination Date”), unless extended by the Board of Directors for an additional 90 days, although we may close the Offering on any date prior to the Termination Date, if the Offering is fully subscribed or upon the vote of the Board of Directors. Reasons the Board may consider in determining whether to extend or terminate the Offering may include but are not limited to: amount of funds raised, potential to raise additional capital, and response to the Offering as of that date.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if it is developed, may not be sustained. A market maker is needed to file an application with the Financial Industry Regulatory Authority (“FINRA”) on our behalf so that the shares of our common stock may be quoted on an inter-dealer quotation system such as the OTC Markets or the Nasdaq OMX. Commencing upon the effectiveness of our registration statement of which this Prospectus is a part, we will seek out a market maker. There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require to be completed, submitted or approved, if at all. We are currently a shell company as defined by Rule 12b-2 of the Exchange Act.

This Offering involves a high degree of risk. Please see Risk Factors starting on page 10 to read about factors you should consider before buying any of the Shares pursuant to this Offering.

	Offering Price ($)	Offering Expenses ($)(1)		Net Proceeds to Us if 25% of Shares Sold (7,500,000 Shares) ($)	Net Proceeds to Us if 50% of Shares Sold (15,000,000 Shares) ($)	Net Proceeds to Us if 75% of Shares Sold (22,500,000 Shares) ($)	Net Proceeds to Us if 100% of Shares Sold (30,000,000 Shares) ($)
Per Share	0.01	0.01		0.01	0.01	0.01	0.01
Total (3)	300,000	25,000	(2)	50,000	125,000	200,000	275,000

(1)	The total amount of offering expenses is estimated to be $25,000. See “Use of Proceeds” for additional information.
(2)	There are no underwriting discounts or commissions being paid in connection with this offering. Our Director will not receive any compensation for his role in offering or selling the shares in this offering.
(3)	Net Proceeds includes the deduction of offering expenses estimated to be $25,000.

There is no public trading market for our securities, and if a market develops for our securities, it will most likely be limited, sporadic and highly volatile. If no market develops, you will not be able to resell your shares publicly.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Investment in the common stock offered by this prospectus involves a high degree of risk. You may lose your entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 12, 2019

You should rely only on the information contained in this Prospectus and in any Prospectus Supplement we may file after the date of this Prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our securities.

ITEM 3. PROSPECTUS SUMMARY

SoCal Harvest, Inc.

This summary contains material information about us and the offering which is described in detail elsewhere in the Prospectus. Since it may not include all of the information you may consider important or relevant to your investment decision, you should read the entire Prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors” on page 6, and our financial statements and the accompanying notes.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company,” “SoCal,” and “HARV” refer to SoCal Harvest, Inc., a Wyoming corporation.

Our Business

SoCal Harvest, Inc., was incorporated in the State of Wyoming on November 20, 2017 under the same name. Since inception, SoCal has not generated revenues and has accumulated losses in the amount of $26,204 for the year ended December 31, 2018. The Company is a development stage company that plans to initially develop a harvesting program and distribution network for locally grown fruits in the Southern California region. SoCal’s operations to date have been devoted primarily to design and review its business plan, as well as start-up and development activities.

SoCal is a development stage company that does not currently have any business operations and has not generated any revenues. The Company will not be profitable until it derives sufficient revenues and cash flows from the marketing of its products. SoCal believes that, if it obtains the proceeds from this offering, it will be able to implement its business plan and conduct business pursuant to the business plan for the next twelve months. SoCal Harvest, Inc.’s operations to date have been devoted primarily to business plan design, start-up and development activities, which include the following:

1.	Development of the SoCal Harvest, Inc., business plan.
2.	Defining initial short-term and long-term marketing efforts including scouting locations, and designing and developing community outreach programs for targeted markets;
3.	Research of potential business strategies and techniques. This included hourly rates and the number of hours required to develop our business plan. These numbers have been incorporated into our Use of Proceeds budget.
4.	Beginning of due diligence on our initial planned geographic region to begin our urban harvesting and sales.

SoCal has never been party to any bankruptcy, receivership or similar proceeding, nor has it undergone any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business.

The voting control of our common stock is possessed by Mark Botsford, our sole Officer and Director, who was issued 5,000,000 shares, or 100%, of our common stock for $5,000 on November 20, 2017. After this Offering, assuming all of the shares in this Offering are sold, which there can be no guarantee, Mr. Botsford will still retain 14.3% ownership and control in the Company.

We currently do not have trademarks, patents, or any other types of protection on our SoCal urban harvest and sales concepts. Please refer to “Description of Our Business.” We have no revenues since inception, have sustained losses since inception, do not have any employees, other than Mark Botsford, our sole officer and director, our CEO has little experience in urban produce harvesting, we have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. Mr. Botsford will dedicate at least five hours per week towards SoCal and its business affairs. We may not generate sufficient revenues even if we are able to gain market acceptance of our unique urban harvesting business plan. Accordingly, we will be dependent on future financings in order to maintain our operations and continue our research and development. Please refer to “Risk Factors.”

The minimum amount of proceeds required to have an operating business for the next 12 months is $30,000, the sum of the professional, legal, accounting, auditing, and filing fees in our Plan of Operations based on minimal operations. We will not be capable of continuing our business if we do not raise at least 10% of the offering. If we raise less than 10% of our offering, we plan to proceed with our business plan as stated. We will resort to borrowing funds from our Director or selling additional common stock. We have no commitments from our Director or any other source to provide additional financing, and if we are unable to sell stock in this Offering, we may not be able to raise money after this Offering through the sale of additional common stock. If we are unable to raise a minimum of $30,000 from this offering and/or obtain such minimum amount in combination with other potential sources of equity and/or debt financing on a timely basis, we will not be able to complete our operations based on our estimated expenditures of raising at least 10% of the offering, and will not be able to expand our business. We do not have any arrangements to sell additional shares at this time other than the proceeds from this offering.

In the event that we raise at least $150,000 from the sale of shares in this offering (i.e., 50% of the shares being offered are sold), during the next 12 months, we will be able to have an operating business as well as meet our minimum public company reporting requirements, allow for marketing of our Company, including developing our urban harvesting programs, developing our sales platforms at farmers markets and grocery stores that focus on local and natural food products, as well as hiring of contractors. At this level the Company would be able to significantly develop our marketing campaign to reach homeowners who have an abundance of fruit being grown on their own property as well as implement a sales and marketing campaign to sell our organic / natural fruits. We would not be able to implement as thorough a marketing outreach to neighborhoods, rent as many vehicles or hire as many contractors as we would as if we raised 100% of the offering, nor would we be able to fully initialize our sales and marketing campaign of our harvested produce and to set up at as many farmers markets as we would like, as further discussed in our Plan of Operations.

If 100% of the offered Shares are sold, the Company will receive the maximum proceeds of $275,000 after paying the Company’s offering expenses. The Company plans to allocate the net proceeds from this Offering as follows: $40,000 to our Marketing Budget, $25,000 to our farmers market booth and displays, $35,000 to the design of printing of our advertising pamphlets, $70,000 to Salaries for employees and independent contractors, $25,000 for the development of our Website, $15,000 for the search engine optimization and future improvements to our website, $5,000 for insurance, $5,000 to accounting fees, $1,000 for Edgar fees and $5,000 Computer Equipment. If we raise the full amount from this Offering, we will be able to implement all of expenditures listed in our Plan of Operations.

If 75% of the offered Shares are sold, the Company will receive $225,000, after paying offering expenses. In this case, the Company plans to allocate the net proceeds from this Offering as follows: $30,000 to our Marketing Budget, $15,000 to our farmers market booth and displays $25,000 to the design of printing of our advertising pamphlets, $52,500 to Salaries for employees and independent contractors, $18,750 for the development of our Website, $10,000 for the search engine optimization and future improvements to our website, $3,750 for insurance, $3,750 to accounting fees, $1,000 for Edgar fees and $3,750 Computer Equipment. If we sell 75% of the offered Shares, we will still be able to build our website and have sufficient marketing budget that we will have the ability to get awareness of our services out into the market; though to a lesser extent than if we raised the full 100%. If we raise 75% of the Offering the Company would be able to most of our Plan of Operations by further developing our urban harvesting and sales business plan, and we would be able to hire more contractors. We would not be able to fully implement all of our Plan of Operations, as we would not be able to initiate as strong of a marketing campaign, hire as many contractors as we plan to, or have as many pamphlets distributed as if we had raised 100% from the Offering.

If 50% of the offered Shares are sold, the Company would receive $125,000, after paying offering expenses. The Company would further cut the funding to its use of proceeds as follows: $16,250 to our Marketing Budget, $10,000 to our farmers market booth and displays, $17,500 to the design of printing of our advertising pamphlets, $28,750 to Salaries for employees and independent contractors, $12,500 for the development of our Website, $7,500 for the search engine optimization and future improvements to our website, $2,500 for insurance, $2,500 to accounting fees, $1,000 for Edgar fees and $2,500 Computer Equipment. At this level the Company would be still be able to begin our operations and we would still be able to initiate a smaller marketing campaign. We would still be able to hire a contractor, but at a lesser extent than if we were fully funded. At this level of financial raise, we would be constrained in hiring contractors, or paying salaries, also we would still have sufficient funds to design and purchase our advertising pamphlets however, at a much smaller and more limited scale.

If the Company sells 25% of the Shares under the Offering it would be severely restricted in its operating plans and only have sufficient proceeds to cover offering expenses, operate the Company for the year, and it will have to pay the remainder of the expenses out of additional financing which it has not yet received. The Company will still spend $7,000 to our Marketing Budget, $5,000 to our farmers market booth and displays, $6,750 to the design of printing of our advertising pamphlets, $5,000 to Salaries for employees and independent contractors, $6,250 for the development of our Website, $3,750 for the search engine optimization and future improvements to our website, $1,250 for insurance, $1,250 to accounting fees, $1,000 for Edgar fees and $1,250 of Computer Equipment. We would not have sufficient proceeds to fully build out our business plan, build our website or hire any full-time employees or contractors. We will have to hire independent contractors on an as needed basis. In this instance, the Company will have to seek out additional capital from alternate sources to fully execute the plan of operations. If such funds are not available, the business would likely fail, and any investment would be lost. If we only raise 25% of the Offering, we will only be able to partially implement our Plan of Operations. We would be able to start to seeking urban orchards and approaching the owners to allow us to harvest, we would be able to harvest on a small scale and then be able to open fruit stands at local markets and in select locations and have enough money to pay for 12 months of operations.

See “Use of Proceeds” “Description of Business - The Company - Plan of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Since there is no minimum amount of shares that must be sold by the company, we may receive no proceeds or very minimal proceeds from the offering and potential investors may end up holding shares in a company that has not received enough proceeds from the offering to begin operations and has no market for its shares.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”).

The Company’s fiscal year end is December 31.

Where You Can Find Us

Our office is located at 6755 Mira Mesa Blvd., Ste. 123 #187 San Diego, CA 92121.

The telephone number is (858) 999-5818. Our website address is www.So-CalHarvest.com.

Our History

We were incorporated under the laws of the State of Wyoming on November 20, 2017.

On November 20, 2017, we appointed Mark Botsford to be the President, Chief Executive Officer, Treasurer, Chief Financial Officer, and Director of the Company.

We received our initial funding of $5,000 through the sale of common stock to our President, Mark Botsford, who purchased 5,000,000 shares of our common stock at $0.001 per share on November 20, 2017.

On January 3, 2018, we filed an Amendment to our Articles of Incorporation with the State of Wyoming to correct the amount of shares authorized from 5,000,000 shares of common stock to 65,000,000 shares of common stock and 5,000,000 shares of Preferred Stock.

About this offering

This Prospectus relates to a total of 30,000,000 shares of common stock of SoCal Harvest, Inc., a Wyoming corporation.

Shares being Registered by the Company

This is the Company’s initial public offering. The Company is offering 30,000,000 Shares of its common stock for sale in a self-underwritten, best efforts offering. The Company will receive up to $275,000 (after offering expenses) in the event that all the 30,000,000 shares of common stock are sold, of which there can be no assurance.

The proceeds, if any, will be used for general working capital purposes. This offering will terminate on the earlier of the sale of all of the shares offered or 180 days after the date of the prospectus, unless extended an additional 90 days by the Board of Directors.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Our election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until they apply to private companies. Therefore, as a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING

Terms Of The Offering

As of the date of this prospectus, The Company has 5,000,000 shares of Common Stock issued and outstanding. The Company is registering an additional 30,000,000 shares of its Common Stock for sale at the price of $.01 per share. There is no arrangement to address the possible effect of the Offering on the price of the stock.

In connection with the Company’s selling efforts in the Offering, Mark Botsford will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an Offering of the issuer’s securities. Mr. Botsford is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Botsford will not be compensated in connection with his participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the securities. Mr. Botsford is not, nor has he been within the past 12 months, a broker or dealer, and he has not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, Mr. Botsford will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Botsford has not participated in another offering of securities pursuant to the Exchange Act Rule 3a4-1 in the past twelve months. Additionally, he has not and will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on the Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

There is no guarantee the Company will be able to sell the shares being offered in this prospectus. If it is unable to sell enough shares to complete its plan of operations, the business could fail.

Following is a brief summary of this offering. Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

Securities Being Offered by the Company:	30,000,000 shares of Common stock, par value $0.001, on a best-efforts basis
Offering Price per Share:	The offering price per share is: $.01 per share for the 30,000,000 shares offered by the Company;
Offering Period:	The shares being sold by the Company are being offered for a period not to exceed 180 days, unless extended by the Board of Directors for an additional 90 days.
Net Proceeds to The Company:	$275,000, if all the shares are sold (Total Net Offering Proceeds).
Use of Proceeds:	The Company intends to use the proceeds for day to day business operations. We anticipate that any net proceeds we receive in connection with the sale of the shares will be used for continued development of our urban harvest business and for general corporate purposes and working capital.
Number of Shares Outstanding Before the Offering	5,000,000
Number of Shares Outstanding After the Offering:	Up to 35,000,000, if all the shares are sold.
Registration Costs:	Management estimates the total offering registration costs to be $25,000.

The Company’s Officer, Director and control person does not intend to purchase any shares in this offering.

Jumpstart Our Business Startups Act:

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will remain an emerging growth company for up to five full fiscal years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following June 30, or if our annual revenues exceed $1 billion, we would cease to be an emerging growth company the following fiscal year, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an emerging growth company immediately.

We will elect to take advantage of the extended transition period for complying with new or revised accounting standards under section 102(b)(1). This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

SUMMARY FINANCIAL DATA

The summarized financial data presented below is derived from, and should be read in conjunction with, our audited financial and unaudited statements and related notes for the period ending June 30, 2019 and the year ended December 31, 2018, which are, included on Page F-1 in this prospectus and the reviewed financial statements for the period ended June 30, 2019 and for the year ended December 31, 2018.

Working Capital	June 30, 2019 ($)	December 31, 2018 ($)
Total Assets	13,811	7,934
Total Liabilities	66,701	29,556
Working Capital	(52,890)	(21,622)

Statement of Operations	December 31, 2018 ($)	December 31, 2017 ($)
Revenues	—	—
Cost of Revenues	—	—
Total Expenses	$26,204	8,418
Net income for the Period	$(26,204)	$(8,418)

We currently have not commenced principal operations and have no revenue. Our net loss for the year ended December 31, 2018, was $26,204. We anticipate that we will continue to generate losses into the future, until we can generate revenue sufficient to cover our expenses, which there is no guarantee will ever occur.

Risk Associated With Our Business

The accompanying financial statements have been prepared assuming SoCal will continue as a going concern. As discussed in Note 1 to the financial statements, SoCal has not generated any cash flow from operations and has accumulated losses since inception. We currently spend approximately $5,000 a quarter on financial and legal services, and solely rely on our Officer and Director to provide our funding. We believe that our currently available capital resources will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity and or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We will need a minimum of $30,000 in order to sustain operations for the next twelve months. We will require additional cash resources due to implement our business strategy, to begin harvesting and selling our fruits and begin our marketing initiatives. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

These factors raise substantial doubt about SoCal’s ability to continue as a going concern. SoCal is in the development stage and to date has not generated any revenue. In a developing company, management devotes most of its activities to the development and marketing of the Company’s services and the sale of the harvested produce. The financial statements have been prepared on a going concern basis, which implies that SoCal will continue to realize its assets and discharge its liabilities in the normal course of business. SoCal is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. There is no guarantee that SoCal will be able to raise any equity financing or generate profitable operations. For the year ended, December 31, 2018, SoCal has a net loss of $26,204. These factors raise substantial doubt regarding SoCal’s ability to continue as a going concern.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis,” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

Risks Related to Our Business and Industry

We are in initial stages of development, have not generated any revenues and have had only minimal operational activities since inception.

We have earned not earned any revenues. In addition, we have net loss of $34,622 for the period from our inception (November 20, 2017) through December 31, 2018.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our independent registered public accounting firm has issued its report, which includes an explanatory paragraph for going concern uncertainty on our consolidated financial statements as of and for the period ended December 31, 2018. Because we have not generated any revenues from our operations our ability to continue as a going concern is currently heavily dependent upon our ability to obtain additional financing to sustain our operations. Such financing may take the form of the issuance of common or preferred stock or debt securities or may involve bank financing. The fact that our auditors have issued a “going concern” opinion may hinder our ability to obtain additional financing in the future. Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business may suffer.

To date, we have relied solely upon cash from the private sale of equity securities and loans from a third party.

We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise. We have not identified other sources for additional funding and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition. Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which could significantly harm the business and development of operations. Because our independent auditors have expressed doubt as to our ability to continue as a “going concern,” as reported in their report on our financial statements, our ability to raise capital may be severely hampered. Similarly, our ability to borrow any such capital may be more expensive and difficult to obtain until this “going concern” uncertainty is resolved.

Because we are small and do not have much capital, we must limit our marketing activities. As a result, even if we obtain sales those sales may not be enough to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Due to the fact we are small with very little working capital, we must limit our marketing activities to potential customers having the likelihood of purchasing our products. We intend to generate revenue through the sale of our harvested products. Because we will be limiting the scope of our marketing activities, we may not be able to generate enough sales to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

We manage our business towards the achievement of long-term growth, which may not be consistent with the short-term expectations of some investors and may cause significant fluctuations in our quarterly results.

As a company, we believe in the long term. As a public company, this will not change. If opportunities arise that might cause us to sacrifice our performance with respect to short-term financial or business metrics, but that we believe are in the best interests of our stockholders, we will take those opportunities. We plan to continue to manage our business towards the achievement of long-term growth that we believe will positively impact long-term stockholder value, and not towards the realization of short-term financial or business metrics, or short-term stockholder value.

We focus on growing our customer base by providing high quality, locally grown fruits as well as working with the growers of the fruits that we will harvest, by giving back to the community, developing new systems and expanding to new markets that will bring additional sales opportunities, and improving the efficiency of our business model from how we harvest the fruit, to delivery, to the final sales of our harvests to our customers. We prioritize relationships, with our growers, our contractors and our customers over short-term financial or business metrics. We will make decisions that reduce our short-term operating results if we believe that these decisions are consistent with our strategic objective to achieve long-term growth. These decisions may not be consistent with the short-term expectations of some investors and may cause significant fluctuations in our operating results from period to period. In addition, notwithstanding our intention to make strategic decisions that positively impact long-term stockholder value, the decisions we make may not produce the long-term benefits we expect.

Following this offering, our executive Officer, Director and principal stockholder will control a substantial portion of the combined voting power (14.3% assuming all shares are sold in this Offering) of our outstanding capital stock. As a result, he will be able to continue to exercise considerable influence and control over the establishment and implementation of our future business plans and strategic objectives, as well as control all matters submitted to our stockholders for approval. This person may manage our business in ways with which you disagree, and which may be adverse to your interests.

Because we have not earned or generated any revenues, we expect to incur operating losses for the foreseeable future.

We have not generated or earned any revenues. Prior to the full implementation of our urban harvesting business and sale of harvested fruits; we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the development of our urban harvesting business plan and sale of harvested fruits, we will fail, and you will lose your entire investment.

If, after demonstrating proof-of-concept, we are unable to establish relationships with grocers, food outlets, farmers markets and/or customers, the business will fail.

Because there may be a substantial delay between the completion of this offering and the execution of the business plan, our expenses may be increased, and it may take us longer to harvest a salable product and generate revenues. We have no way to predict when we will begin delivering our product to potential sale venues such as grocers and or farmers markets. In addition, it takes time, money, and resources to build relationships with food outlets. If these efforts are unsuccessful or take longer than anticipated, the Company may run out of capital and the business will fail.

Our future performance is dependent on our ability to retain key personnel, loss of which would adversely affect our success and growth.

Our performance is substantially dependent on the performance of our senior management. In particular, our success depends on the continued efforts of Mark Botsford, our sole Officer and Director. The loss of his services could have a material adverse effect on our business, results of operations and financial condition as our potential future revenues would most likely dramatically decline and our costs of operations would rise. We currently have an employment agreement in place with our Officer, we executed the employment agreement on May 13, 2019, the employment agreement expires on December 31, 2022 and provides annual base compensation of $24,000. We do not have key person insurance covering his loss.

Our Products will typically have a smaller carbon footprint due to being locally grown, harvested and sold; however, our competitors may have access to economies of scale, which may make their products cheaper.

The Company believes it has identified a niche market opportunity for our business plan, of harvesting fresh fruit and vegetables on behalf of small orchard owners and then the reselling of that produce to sellers who have an ardent desire to purchase locally grown, organic and lower carbon impact products. We will compete with a number of unrelated seasonal operators of organic fruits that are spread across our target market areas.

We also face competition from producers of organic fruits and vegetables that are grown and shipped from such locations as California, Mexico, Peru and Chile. In many cases, these producers are able to grow produce year-round, but they face uncertainty related to shipping costs and delays and variations in climate, as well as environmental risks related to runoff exposure and the presence of airborne agents from surrounding farms. These other competitors will also create a larger carbon impact on the growing and delivering of their produce, due to having to package and ship their products much longer distances; whereas, we will harvest and sell our produce, typically, within the same city or county area.

When we achieve revenues, our earnings will be sensitive to fluctuations in market prices and demand for our products.

Growing conditions, particularly weather conditions such as frost, hail, windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the aggregate market supply and quality of product. In addition, demand for our products could decline, whether because of supply and quality issues or for any other reason, including products of competitors in the fruit industry that might be considered superior by consumers. An increase in the supply of comparable products in the marketplace driven from new domestic and foreign growers will lead to lower market prices, something over which we have no control. A decrease in the selling price received for our products, a decline in demand for our products, and an increase in market supply of similar products could have a material adverse effect on our business, results of operations and financial condition.

Because our business is highly seasonal, our revenue, cash flows from operations and operating results will fluctuate on a seasonal and quarterly basis.

Our business is highly seasonal. The seasonal nature of our operations results in significant fluctuations in our working capital during the growing and selling cycles. As a result of the seasonal nature of our business, we believe that our working capital requirements will typically be greatest in our third and fourth fiscal quarters since labor costs are highest during this time. We expect to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis due to the seasonality of our business.

The prices we are able to charge customers for our products are inherently uncertain and cannot be determined in advance.

The prices for our products, particularly for what we believe will be our main harvest fruits of oranges, grapefruits and lemons, cannot be estimated at the time we harvest and deliver our products to our customers. The sales price for our harvested fruits is determined based on the volume, size, variety and grade of the fruit sold, and the average market price for that particular fruit of comparable size, variety and grade taken as a whole together. As such, we cannot guarantee that we will be able to charge any particular price for our products, until they are actually sold.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Oranges, grapefruits and lemons, what we believe will be our primary products, are vulnerable to adverse weather conditions, including frost, hail, windstorms, floods, drought and temperature extremes, which are somewhat common but difficult to predict. In addition, the crops are also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Other unfavorable growing conditions can reduce both crop size and quality. These factors can directly impact us by decreasing the quality and yields of our products, reducing our inventory and supply of the products we sell to our customers, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition.

The company may retain independent resources or consultants due to capital constraints to help grow the business. If these resources do not perform, the company may have to cease operations and you may lose your investment

The company's management may decide due to economic reasons to retain independent contractors to provide services to the company. Those independent individuals and organizations have no fiduciary duty to the shareholders of the company and may not perform as expected.

Our business is sensitive to fluctuations in market prices and demand for our products.

Fresh produce is highly perishable and generally must be brought to market and sold very shortly after harvest. The selling price for a certain type of produce depends on factors such as supply of and demand for such produce and the availability and quality of such produce in the market. Conditions affecting produce growth, including weather conditions such as windstorms, floods, droughts and freezes and diseases and pests, are primary factors affecting the supply and quality of diverse types of produce.

Oversupply of certain types of produce without a corresponding increase in consumer demand may decrease the prices for our products. General public concerns regarding the quality, safety or health risks associated with particular produce could reduce demand and prices for some of our products. Market demand for our products may also be adversely affected by negative publicity concerning food safety of produce produced by other produce growers in our target markets. Such negative publicity may lead to a loss of consumer confidence and a decrease in the demand and prices for our products. However, even if market prices are unfavorable, produce items which are ready to be, or have been harvested must be brought to market promptly. A decrease in the selling price received for our products due to the factors described above could have a material and adverse effect on our business, results of operations and financial condition.

We may not be able to accurately predict and successfully adapt to changes in market demand.

We will plan our harvesting schedule and crop selection based on our analysis and estimate of market demand as well as regional supply. Demand for our products depends primarily on consumer-related factors such as demographics, local preferences, local supply, and food consumption trends, macroeconomic factors such as the condition of the economy and the level of consumer confidence, as well as seasonal factors such as weather and festivities. To be competitive, we must continually monitor and adapt to the changing market demand. Our failure or inability to follow or adapt to changes in market demand in a timely manner, if at all, may have a material and adverse effect on our business and our results of operation.

We are subject to the risk of product contamination and product liability claims as well as negative publicity associated with food safety issues.

Consumption of fresh produce poses potential risks to human health. Harm to the health of consumers may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growth, storage, handling or transportation phases. Consumption of our products may cause harm to the health of consumers in the future and we may be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or discomfort could adversely affect our reputation with existing and potential customers and our corporate and brand image.

We will partially rely on volunteers to harvest the fruit that we plan on selling and donating as per our business plan.

As we are mainly a for-profit business it could be difficult for us to find enough volunteers to effectively harvest the fruits. If we do not find enough volunteers, especially in the early stages of development, we will have to expend more capital in the hiring of the day laborers. While we plan on using volunteers to harvest, we will also hire day laborers to assist in the harvest, once we have enough trees to harvest. There is no guarantee that we will be successful in finding enough volunteers to harvest our fruit in order to keep our capital costs lower.

As our business grows, we will need to attract additional managerial employees which we might not be able to do.

Mr. Mark Botsford is our President, Secretary Treasurer, and sole Director. In order to grow and implement our business plan, we would need to add managerial talent in sales, community outreach, and marketing to support our business plan. There is no guarantee that we will be successful in adding such managerial talent.

Should we lose the services of Mark Botsford, our founder, President, Secretary, Treasurer and sole Director, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Mark Botsford, our founder, President, Secretary, Treasurer and sole Director, who would be difficult to replace. The services of Mr. Botsford are critical to the management of our business and operations. We do not maintain key man life insurance on Mr. Botsford. Should we lose the services of Mr. Botsford and be unable to replace his services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Because we do not have an audit or compensation committee, shareholders will have to rely on the sole member of our Board of Directors, who is not considered independent, to perform these functions as he is also an officer of the Company.

We do not have an audit or compensation committee or Board of Directors as a whole that is composed of independent Directors. These functions are performed by our sole Director. Because our Director is not independent, there is a potential conflict between his or our interests and our shareholders’ interests since Mark Botsford, our sole board member is also our President, Secretary and Treasurer who will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit committee or independent Directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including Securities Exchange Commission (the “SEC”) regulations and NASDAQ Market rules, are creating uncertainty for companies. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Implications of Being an Emerging Growth Company.

As a company with less than one billion USD in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

-	A requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;
-	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;
-	an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
-	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;
-

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

-	reduced disclosure about the emerging growth company's executive compensation arrangements.

An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

-	the first fiscal year following the fifth anniversary of this offering,
-	the first fiscal year after our annual gross revenues are $1 billion or more,
-	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or
-	as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

The Company will elect to take advantage of the extended transition period for complying with new or revised accounting standards under section 102(b)(1).

This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election the financial statements may not be comparable to companies that comply with public company effective dates.

The lack of public company experience of our management could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Mr. Botsford lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our CEO has never been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment in our company.

RISKS RELATING TO OUR COMMON SHARES

Because we are considered to be a "shell company" under applicable securities rules, investors may not be able to rely on the resale exemption provided by Rule 144 of the Securities Act. As a result, investors may not be able to re-sell our shares and could lose their entire investment. We are also, subject to additional disclosure requirements if we acquire or dispose of significant assets in the course of our business. We will incur additional costs in meeting these requirements, which will adversely impact our financial performance and, therefore, the value of your investment.

We are considered to be a "shell company" under Rule 405 of Regulation C of the Securities Act. A "shell company" is a company with either no or nominal operations or assets, or assets consisting solely of cash and cash equivalents. As a result, our investors are not allowed to rely on Rule 144 of the Securities Act for a period of one year from the date that we cease to be a shell company. Because investors may not be able to rely on an exemption for the resale of their shares other than Rule 144, and there is no guarantee that we will cease to be a shell company, they may not be able to re-sell our shares in the future and could lose their entire investment as a result.

Because we are considered to be a "shell company" under Rule 405 of Regulation C of the Securities Act, we are also, subject to additional disclosure requirements if we entered into a transaction which results in a significant acquisition or disposition of assets. In such a situation, we must provide prospectus-level, detailed disclosure regarding the transaction, as well as detailed financial information. In order to comply with these requirements, we will incur additional legal and accounting costs, which will adversely impact our results of operations. As a result, the value of an investment in our shares may decline as a result of these additional costs.

Rule 144 safe harbor is unavailable for the resale of shares issued by us unless and until we have ceased to be a shell company and have satisfied the requirements of rule 144(i)(1)(2).

The SEC has adopted final rules amending Rule 144 which became effective on February 15, 2008. Accordingly, the securities in this offering can only be resold through registration under the Securities Act, meeting the safe harbor provisions of paragraph (i) of Rule 144, or in reliance upon Section 4(1) of the Securities Act of 1933 for non-affiliates.

Pursuant to Rule 144, one year must elapse from the time a "shell company", as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a "shell company" and files Form 10 information with the SEC, during which time the issuer must remain current in its filing obligations, before a restricted shareholder can resell their holdings in reliance on Rule 144.

The term "Form 10 information" means the information that is required by SEC Form 10, to register under the Exchange Act each class of securities being sold under Rule 144. The Form 10 information is deemed filed when the initial filing is made with the SEC. Under Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or a company that was at any time previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Because we are a “shell company” the holders of our restricted securities will not be able to sell their securities in reliance on Rule 144 and we cannot file registration statements under Section 5 of the Securities Act using a Form S-8, until we cease being a “shell company”

We are a “shell company” as that term is defined by the applicable federal securities laws. Specifically, because of the nature and amount of our assets and our very limited operations, pursuant to applicable federal rules, we are considered a “shell company”. Applicable provisions of Rule 144 specify that during that time that we are a “shell company” and for a period of one year thereafter, holders of our restricted securities cannot sell those securities in reliance on Rule 144. This restriction may have potential adverse effects on future efforts to form additional capital through unregistered offerings. Another implication of us being a shell company is that we cannot file registration statements under Section 5 of the Securities Act using a Form S-8, a short form of registration to register securities issued to employees and consultants under an employee benefit plan. As result, one year after we cease being a shell company, assuming we are current in our reporting requirements with the Securities and Exchange Commission and have filed current “Form 10 information” with the SEC reflecting our status as an entity that is no longer a shell company for a period of not less than 12 months, holders of our restricted securities may then sell those securities in reliance on Rule 144 (provided, however, those holders satisfy all of the applicable requirements of that rule). For us to cease being a “shell company” we must have more than nominal operations and more that nominal assets or assets which do not consist solely of cash or cash equivalents. Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares if and when applicable restrictions against resale expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

We may issue additional common shares in the future, which would reduce our current investors’ percentage of ownership and which may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 65,000,000 shares of common stock, of which 5,000,000 shares are issued and outstanding. The future issuance of additional shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock. Additionally, the terms of any preferred stock that we might issue may substantially dilute the voting rights of our then-current stockholders or may require us to pay significant dividends before any distributions may be made to our other stockholders.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Our common stock will be subject to the “Penny Stock” Rules of the SEC and the trading market in our securities will be limited, which will make transactions in our stock cumbersome, which may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares thus causing a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the OTC Markets after the registration statement relating to this Prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such an application. If for any reason our common stock is not quoted on the Over-the-Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so. There is no assurance that a market maker will file an application for quotation of our stock, or that such an application, if filed, will be accepted.

The price of our shares in this offering was arbitrarily determined by us and may not reflect the actual market price for the securities.

The offering price of the common stock was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

The requirements of being a public company may strain our resources and distract our management.

After this Offering is completed, the Company intends to file a Form 8-A in order to register its common stock under the Securities Exchange Act of 1934. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

As an emerging growth company we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus).

Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we currently intend to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.

However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies). The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, which does not require a company to file all the same reports and information as fully reporting companies.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. As a Section 15(d) filer, we will be required to file quarterly and annual reports during the fiscal year in which our registration statement is declared effective; however, such duty to file reports shall be suspended as to any fiscal year, other than the fiscal year within which such registration statement became effective, if, at the beginning of such fiscal year the securities of each class are held of record by less than 300 persons. In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our company; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of our equity securities will not be required to report information about their ownership positions in the securities. As such, shareholders will not have access to certain material information which would otherwise be required if it was a fully reporting company pursuant to an Exchange Act registration.

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates, and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the Over-the-Counter Bulletin Board or other Over-the-Counter market following this offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

•	variations in quarterly operating results;
•	our announcements of the acquisition of assets and achievement of milestones, or the inability to so acquire assets or achieve milestones;
•	our relationships with other companies or capital commitments;
•	additions or departures of key personnel;
•	sales of capital stock or termination of stock transfer restrictions;
•	changes in financial estimates by securities analysts, if any; and
•	fluctuations in stock market price and volume

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws.

There is no public market for our Common Stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our Common Stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our Common Stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our Common Stock.

We intend to apply for listing with Standard and Poor’s Corporate Manual, a leading provider of business and financial information on publicly listed and quoted companies, which, once published, will provide us with “manual” exemptions in approximately 39 states, the District of Columbia, Guam, Puerto Rico and U.S. Virgin Islands, as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

Thirty-nine states, certain U.S. Territories (Guam, Puerto Rico and U.S. Virgin Islands) and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by persons who purchase shares under this prospectus.  In these states, territories and district, so long as we obtain and maintain a listing with Standard and Poor’s Corporate Manual or in Mergent, Inc., secondary trading of our common stock can occur without filing, review or approval by state regulatory authorities in these states, territories and district. These 39 states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Wyoming, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming.  We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our stockholders. Accordingly, investors should consider the secondary market for our securities to be a limited one.

Voting control of our common stock is possessed by Mark Botsford. This concentration of ownership could discourage or prevent a potential takeover of SoCal Harvest, Inc. that might otherwise result in your receiving a premium over the market price for your common stock.

The voting control of our common stock is possessed by Mark Botsford, our President, Chief Executive Officer, Treasurer and Director, who was issued 5,000,000 shares, or 100%, of our common stock for $5,000 in the year 2017. Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of this concentration of ownership and voting control is that Mark Botsford has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the Company that might otherwise result in your receiving a premium over the market price for your common stock. After this Offering, assuming all of the shares in this Offering are sold, which there can be no guarantee, Mr. Botsford will still retain 14.3% ownership and control in the Company.

Our articles of incorporation provide for indemnification of Officers and Directors at our expense and limit their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of Officers and/or Directors.

Our articles of incorporation and applicable Wyoming law provide for the indemnification of our Directors, Officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.

We will also bear the expenses of such litigation for any of our Directors, Officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a Director, Officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a Director, Officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains projections and statements relating to the Company that constitute “forward-looking statements.” These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “intends,” “believes,” “anticipates,” “expects,” “estimates,” “may,” “will,” “might,” “outlook,” “could,” “would,” “pursue,” “target,” “project,” “plan,” “seek,” “should,” “assume,” or similar terms or the negatives thereof. Such statements speak only as of the date of such statement, and the Company undertakes no ongoing obligation to update such statements. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, and its respective Director, Officer or advisors with respect to, among other things:

•	trends affecting the Company’s financial condition, results of operations or future prospects
•	the Company’s business and growth strategies
•	the Company’s financing plans and forecasts
•	the factors that management expects to contribute to its success and the Company’s ability to be successful in the future
•	the Company’s business model and strategy for realizing positive results when sales begin
•	competition, including the Company’s ability to respond to such competition and its expectations regarding continued competition in the market in which the Company competes
•	Expenses
•	the Company’s expectations with respect to continued disruptions in the global capital markets and reduced levels of consumer spending and the impact of these trends on its financial results
•	the Company’s ability to meet its projected operating expenditures and the costs associated with development of new projects
•	the Company’s ability to pay dividends or to pay any specific rate of dividends, if declared
•	the impact of new accounting pronouncements on its financial statements
•	that the Company’s cash flows from operating activities will be sufficient to meet its projected operating expenditures for the next twelve months
•	the Company’s market risk exposure and efforts to minimize risk
•	development opportunities and its ability to successfully take advantage of such opportunities
•	regulations, including anticipated taxes, tax credits or tax refunds expected
•	the outcome of various tax audits and assessments, including appeals thereof, timing of resolution of such audits, the Company’s estimates as to the amount of taxes that will ultimately be owed and the impact of these audits on the Company’s financial statements
•	the Company’s overall outlook including all statements under Management’s Discussion and Analysis or Plan of Operation
•	that estimates and assumptions made in the preparation of financial statements in conformity with US GAAP may differ from actual results, and
•	expectations, plans, beliefs, hopes or intentions regarding the future.

Potential investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that, should conditions change or should any one or more of the risks or uncertainties materialize or should any of the underlying assumptions of the Company prove incorrect, actual results may differ materially from those projected in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could adversely affect the actual results and performance of the Company include, without limitation:

•	the Company’s inability to raise additional funds to support operations if required
•	the Company’s inability to effectively manage its growth
•	the Company’s inability to achieve greater and broader market acceptance in existing and new market segments
•	the Company’s inability to successfully compete against existing and future competitors
•	the effects of intense competition that exists in the industry
•	the effects of an economic downturn and its effect on consumer spending
•	the risk that negative industry or economic trends, reduced estimates of future cash flows, disruptions to the Company’s business or lack of growth in the business, may result in significant write-downs or impairments in future periods
•	the effects of events adversely impacting the economy or the effects of an economic recession, war, terrorist or similar activity or disasters
•	financial community perceptions of the Company and the effect of economic, credit and capital market conditions on the economy and,
•	other factors described elsewhere in this Prospectus, or other reasons.

Potential investors are urged to carefully consider such factors. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements and the “Risk Factors” described herein.

ITEM 4. USE OF PROCEEDS

This Offering is being made without the involvement of underwriters or broker-dealers. This means the Company will receive $300,000 if all of the Shares of Common Stock offered hereunder are purchased. However, the Company cannot guarantee that it will sell any or all of the Shares being offered by the Company. The “Use of Proceeds” Chart below estimates the use of proceeds, given the varying levels of success of the Offering.

Shares Offered (% Sold)	30,000,000 Shares Sold (100%)	22,500,000 Shares Sold (75%)	15,000,000 Shares Sold (50%)	7,500,000 Shares Sold (25%)
Gross Offering Proceeds	$300,000	$225,000	$150,000	$75,000
Approximate Offering Expenses (1)
SEC Filings	1,000	1,000	1,000	1,000
Transfer Agent	1,000	1,000	1,000	1,000
Misc. Expenses	1,000	1,000	1,000	1,000
Legal and Accounting	22,000	22,000	22,000	22,000
Total Offering Expenses	25,000	25,000	25,000	25,000
Total Net Offering Proceeds	$275,000	$200,000	$125,000	$50,000
Principal Uses of Net Proceeds (2)
Vehicle Rental	10,000	7,500	5,000	2,500
Working Capital	-0-	-0-	-0-	0
Harvesting Tools	10,000	7,500	5,000	2,500
Product Packaging	20,000	15,000	10,000	5,000
Pamphlet Design and Printing	35,000	25,000	17,500	6,750
Website Development	25,000	18,750	12,500	6,250
Website Improvements	15,000	10,000	7,500	3,750
Legal and Professional Fees	10,000	7,500	5,000	2,500
Employees / Contractors	70,000	52,500	28,750	5,000
Accounting Fees	5,000	3,750	2,500	1,250
Insurance	5,000	3,750	2,500	1,250
Computer Equipment	5,000	3,750	2,500	1,250
Marketing Budget	40,000	30,000	16,250	7,000
Farmers Market booth & Displays	25,000	15,000	10,000	5,000
Miscellaneous Costs	-0-	-0-	-0-	-0-
Total Principal Uses of Net Proceeds	$275,000	$200,000	$125,000	$50,000
Amount Unallocated	-0-	-0-	-0-	-0-

(1)	Offering expenses have been rounded to $25,000 and have heretofore been partially paid from the proceeds from the Company’s sale of shares to its President.
(2)	Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line item expenditures as required for ongoing operations.

If 100% of the offered Shares are sold the Company will receive the maximum proceeds of $275,000 after paying the Company’s offering expenses. The Company plans to allocate the net proceeds from this Offering as follows: $40,000 to our Marketing Budget, $25,000 to our farmers market booth and displays, $35,000 to the design of printing of our advertising pamphlets, $70,000 to Salaries for employees and independent contractors, $25,000 for the development of our Website, $15,000 for the search engine optimization and future improvements to our website, $5,000 for insurance, $5,000 to accounting fees, $10,000 for Vehicle Rental and $5,000 Computer Equipment. If we raise the full amount from this Offering, we will be able to implement all of expenditures listed in our Plan of Operations.

If 75% of the offered Shares are sold the Company will receive $225,000, after paying offering expenses. In this case, the Company plans to allocate the net proceeds from this Offering as follows: $30,000 to our Marketing Budget, $15,000 to our farmers market booth and displays $25,000 to the design of printing of our advertising pamphlets, $52,500 to Salaries for employees and independent contractors, $18,750 for the development of our Website, $10,000 for the search engine optimization and future improvements to our website, $3,750 for insurance, $3,750 to accounting fees, $7,500 for Vehicle Rental and $3,750 Computer Equipment. If we sell 75% of the offered Shares, we will still be able to build our farmers market booth and displays and have sufficient marketing budget that we will have the ability to get awareness of our services out into the market; though to a lesser extent than if we raised the full 100%. If we raise 75% of the Offering the Company would be able to most of our Plan of Operations by further developing our urban harvesting and sales business plan, and we would be able to hire more contractors. We would not be able to fully implement all of our Plan of Operations, as we would not be able to initiate as strong of a marketing campaign, hire as many contractors as we plan to, or have as many pamphlets distributed as if we had raised 100% from the Offering.

If 50% of the offered Shares are sold the Company would receive $125,000, after paying offering expenses. The Company would further cut the funding to its use of proceeds as follows: $16,250 to our Marketing Budget, $10,000 to our farmers market booth and displays, $17,500 to the design of printing of our advertising pamphlets, $28,750 to Salaries for employees and independent contractors, $12,500 for the development of our Website, $7,500 for the search engine optimization and future improvements to our website, $2,500 for insurance, $2,500 to accounting fees, $5,000 for Vehicle Rental and $2,500 Computer Equipment. At this level the Company would be still be able to begin our operations and we would still be able to initiate a smaller marketing campaign. We would still be able to build our farmers market booth, build displays and hire a contractor, but at a lesser extent than if we were fully funded. At this level of financial raise, we would be constrained in hiring contractors, or paying salaries, also we would still have sufficient funds to design and purchase our advertising pamphlets however, at a much smaller and more limited scale.

If the Company sells 25% of the Shares under the Offering it would be severely restricted in its operating plans and only have sufficient proceeds to cover offering expenses, operate the Company for the year, and it will have to pay the remainder of the expenses out of additional financing which it has not yet received. The Company will still spend $7,000 to our Marketing Budget, $5,000 to our farmers market booth and displays, $6,750 to the design of printing of our advertising pamphlets, $5,000 to Salaries for employees and independent contractors, $6,250 for the development of our Website, $3,750 for the search engine optimization and future improvements to our website, $1,250 for insurance, $1,250 to accounting fees, $2,500 towards Vehicle Rental and $1,250 Computer Equipment. We would not have sufficient proceeds to fully build out our business plan, build our website or hire any full-time employees or contractors. We would have to hire independent contractors on an as needed basis. In this instance, the Company will have to seek out additional capital from alternate sources to fully execute the plan of operations. If such funds are not available, the business would likely fail, and any investment would be lost. If we only raise 25% of the Offering, we will only be able to partially implement our Plan of Operations. We would be able to start to seeking our growers and approaching the owners to allow us to harvest, we would be able to harvest on a small scale and then be able to open small fruit stands at local markets and in select locations and have enough money to pay for 12 months of operations.

See “Description of Business - The Company - Plan of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

The funds from this Offering may not be used to pay Mark Botsford for his services to the Company, prior to, during, and subsequent to the Offering. There can be no assurance that the Company will raise any funds through this Offering and if a limited amount of funds are raised, the Company will use such funds according to its best judgment in accordance with the foregoing “Use of Proceeds” chart and the explanations thereto. This discretion is not unlimited and any such change in the use of proceeds as discussed above would be restricted to a proportionate reduction in funds allocated to each specific item listed and would not differ materially from the “Use of Proceeds” chart. To the extent the offering proceeds do not cover any professional fees incurred by the Company, management anticipates paying for any such expenses out of any additional funding or revenues the Company receives.

If the Company requires additional funding, it will seek such funds from friends, family, and business acquaintances of our Officer and Director in order to continue operations. As with any form of financing, there are uncertainties concerning the availability of such funds, and the likelihood that such funds will be available to the Company on acceptable terms since the Company has not received any firm commitments or indications of interest from the friends, family members, or business acquaintances of our Officer and Director regarding potential investments in the Company.

ITEM 5. DETERMINATION OF OFFERING PRICE

We have proposed a selling price of $.01 per share. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale. If our shares become quoted on the Over-The-Counter Bulletin Board, our shareholders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale or related to the market price at the time of sale, or at other negotiated prices.

ITEM 6. DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.

Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of the arbitrary determination of the offering price of the Shares being offered. Dilution of the value of the Shares you purchase is also a result of the lower book value of the shares held by the existing stockholders.

As of December 31, 2018, the net tangible book value of the Company shares was $(21,622) or approximately $(0.004) per share, based upon 5,000,000 shares outstanding.

We are offering shares of our common stock at a fixed Offering Price of $0.01 per share through this Offering. Since inception, November 20, 2017, our sole Officer and Director has purchased shares of our common stock for $0.001 per share.  Following is a table detailing dilution as of December 31, 2018, to investors if 100%, 75%, 50%, or 25% of the Offering is sold.

	100% of offered Shares are sold	75% of offered Shares are sold	50% of offered Shares are sold	25% of offered Shares are sold
Offering Price	$.01 per share	$.01 per share	$.01 per share	$.01 per share
Net tangible book value at 12/31/18	$(0.004) per share	$(0.004) per share	$(0.004) per share	$(0.004) per share
Net tangible book value after giving effect to the Offering	$0.008 per share	$0.007 per share	$0.006 per share	$0.004 per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.0014 per share	$0.013 per share	$0.012 per share	$0.008 per share
Per Share Dilution to New Investors	$0.002 per share	$0.003 per share	$0.004 per share	$0.006 per share
Percent Dilution to New Investors	20%	30%	40%	60%

The following table summarizes the number and percentage of shares purchased the amount and percentage of consideration paid and the average price per Share paid by the existing stockholders and by new investors in this offering:

	Total Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid
Our Officer and Director	$0.001	5,000,000	14.3%	$5,000
Investors in This Offering	$0.01	30,000,000	85.7%	$300,000

ITEM 7. SELLING STOCKHOLDERS

Our current shareholder is not selling any of the Shares being offered in this Prospectus.

ITEM 8. PLAN OF DISTRIBUTION

This is a self-underwritten offering. This Prospectus is part of a prospectus that permits the Company’s Officer and Director to sell the Shares being offered by the Company directly to the public, with no commission or other remuneration payable to him for any Shares he may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. The sole Officer and Director will sell the Shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on the Company’s behalf, he will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Company’s Officer and Director will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer, may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

a.	Its Officers and Directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,
b.	Its Officers and Directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
c.	Its Officers and Directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and
d.	Its Officers and Directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our Officer, Director, control person and affiliate does not intend to purchase any Shares in this offering.

Additionally, our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $15,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Terms of the Offering, Shares being Offered by the Company

The Shares being offered by the Company will be sold at the fixed price of $.01 per Share until the completion of this offering. There is no minimum amount of subscription required per investor, and subscriptions, once received and accepted, are irrevocable.

This offering will commence on the date of this prospectus and continue for a period of 180 days, unless extended by the Company’s Board of Directors for an additional 90 days. If the Board of Directors votes to extend the offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period. The offering proceeds received from investors will be immediately available to the Company.

Deposit of Offering Proceeds

This is a “best efforts” offering, so the Company is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered. The Company has made no arrangements to place subscription funds in an escrow, trust or similar account which means that all funds collected for subscriptions will be immediately available to the Company for use in the implementation of its business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any Shares being sold by the Company in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check payable to the Company. Subscriptions, once received and accepted by the Company, are irrevocable. All checks for subscriptions should be made payable to the SoCal Harvest, Inc.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

Trading History

There is currently no public or other market for our Common Stock, and we cannot guarantee that any such market will develop in the foreseeable future. We intend to engage one or more registered broker-dealers to file an application with FINRA on our behalf so as to be able to quote the shares of our Common Stock on OTC Markets Pink Sheets. As of the date of this Prospectus, we have not identified any such broker-dealers and are not in negotiations with any. There can be no assurance that any such broker-dealer will ever file such an application, or that such an application, if filed, will be accepted.

Common Stock

Our authorized capital stock consists of 65,000,000 shares of Common Stock, with a par value of $0.001 per share. As of December 31, 2018, there were 5,000,000 shares of our Common Stock issued and outstanding. Our shares are held by One (1) stockholder of record. The holders of Company common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by its Board of Directors; (ii) are entitled to share in all of its assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock

The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock. As of December 31, 2018, there were -0- shares of Preferred Stock outstanding.

Share Purchase Warrants

Prior to this offering, we have not issued and do not have outstanding any warrants to purchase shares of our Common Stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

Voting Rights

Directors of the Company are elected at the annual meeting of stockholders by a plurality of the votes cast at the election. Holders of shares of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of its Directors. After this offering is complete and presuming all the 30,000,000 shares are sold, the present stockholder will own 14.3% of its outstanding shares and the purchasers in this offering will own, in the aggregate, 85.7% of its outstanding shares. Stockholders have no pre-emptive rights.

Cash Dividends

As of the date of this prospectus, the Company has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings of the Company, if any, its capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

ITEM 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

The audited financial statements for the year ending December 31, 2018 that have been included in this prospectus have been audited by Turner, Stone & Company, LLP.

Included are the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

The Law Office of John E. Dolkart, Jr., has passed upon the validity of the shares being offered and certain other legal matters and is representing the Company in connection with this offering.

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT

A. Description of the Business

Our Business

SoCal Harvest, Inc. (the “Company” or “SoCal”) was incorporated in the State of Wyoming on November 20, 2017. The Company is a development stage company that plans to initially develop a harvesting program; wherein, we locate homeowners that have an abundance of fruit trees on their property and offer to maintain and harvest the fruit from the fruit trees and then sell the harvested fruit through local grocers, farmers markets and through a fruit delivery service where we deliver fresh, locally grown fruits to the clients door in the Southern California region. SoCal’s operations to date have been devoted primarily to start-up and development activities.

People all over the world are organizing projects in which excess fruit from backyard trees is harvested and re-distributed through a variety of methods. Landowners often plant fruit trees with the best of intentions; however, when the fruit tree starts producing, the owners can easily be overwhelmed with the amount of fruit that those trees produce. This is even more of an issue in Southern California, where the growing conditions are fantastic for fruit trees, because the unwanted fruit will rot on or off the tree and is a significant attraction to unwanted rodents, and pests. Moreover, this is a disgraceful waste of a potential food resource of local fruits and potential profit. SoCal plans on harvesting that unwanted fruit from land owners who grow at least 200 pounds of fruit in the Southern California area, and then turn around and sell that fruit to Grocery Stores, customers of our specially crafted Fruit Chests, Juice Makers, Farmers Markets, and anyone else that would purchase the fruit from our Company. The Company would further encourage fruit growers to work with the Company through payments of either cash or through the delivery of our Fruit Chests to the fruit growers based on a percentage of the type and amount of fruits that are harvested from the fruit grower’s property. The Company also intends to donate up to fifteen percent of the fruit that is gathered to local food banks and charities as a way of giving back to the community. The Company believes that through this bifurcation between for profit and not for profit, it can increase the goodwill of our Company and encourage ever more fruit tree owners to allow us to harvest the fruit that they grow.

Another benefit of our fruit harvesting will be that the fruits that we harvest will be organic and non-genetically modified. We will have our fruit growers sign a pledge in the contract wherein they will agree not to use inorganic pesticides and we will decipher the type of fruit that is being grown in order to best label our products. We will closely analyze what fruits are ripening, when they are ripening and where they are ripening, and then we will determine the best plan of action in order to sell those fruits at the market. Our urban harvesting will be a green effort and will help urban areas realize the ability to eat locally grown and harvested fruits; this will minimize the amount of fuel and energy used in our harvested fruits transportation. People will now be able to choose locally grown fruits, instead of eating fruits that were grown hundreds of miles away that needed to be packaged, stored, labeled and shipped to grocers and distribution centers.

The Company also plans on further developing its website where local fruit growers can submit forms; wherein they indicate what type of fruits trees they have, how many they have, where they are located, and what times are best for our harvesting of the fruits. The Company’s website will also have the ability for clients to sign up for our Fruit Chest deliveries, wherein, once a week a client would be able to receive a box of mixed fruits based on the Company’s harvest. On our website we will also sell advertising space to local and national companies that are in a common area of business that we are in.

The Company will pay our fruit tree owners to work with the Company through payments or through the delivery of our Fruit Chests to the fruit growers based on a percentage of the type and amount of fruits that are harvested from the fruit grower’s property, to compensate the fruit tree owners for the maintenance and caring for the fruit tree as well as allowing us to come and harvest the fruits from those fruit trees.

Our Company will take out the inconvenience of harvesting and the potential waste from non-harvesting, of having a fruit tree or small orchard on your property. According to Florida Agriculture in the Classroom website, a mature orange tree that is properly cared for can produce up to 1,250 oranges a year! While this amount is likely more than the typical orange tree on someone’s property, even half that amount would overwhelm the most ardent orange eater. We anticipate that revenue and profit margins will vary per fruit picking season as our harvests will be priced according to what each type of fruit and its market value. The Company’s plan will be to harvest those fruits on behalf of the owners of those fruit trees and then turn them into a profit by selling them and donating a portion of our harvest to local charities and food banks.

PRODUCT & SERVICE OVERVIEW

SoCal plans on making its urban harvesting program easy on the Fruit Growers as well as the fruit purchasers. The concept behind our service is the abundance of fruit being grown by private citizens that are unable to fully harvest or use all their delicious and nutritious fruits. Some of our likely fruit grower participants will be seniors, people with disabilities, and others with approximately 200 pounds of fruit that is being grown. By focusing on those groups, we will be able to assist in keeping gardening costs down and providing an additional form of income to them throughout the year. Our goal is to market our harvesting services to these people to maximize our community impact and benefit.

Through our research in the Southern California geographical region, we have discovered that there are many small to medium sized orchards on private residences (3 trees – 10 trees). These private orchards also have a wide variety of fruits including but not limited to, Avocado, Orange, Lime, Lemon, Pomegranate, Grapefruit, Figs, Persimmons, Plums, Guava, Loquats, Apricots (apriums), and cactus fruits; all of these fruits are the Company’s possible harvest targets. With a variety of different fruits and the differing ripening seasons, we should be able to harvest year-round and provide our fruit purchasers with a rotating selection of fruits.

Once we have harvested the fruit, we plan on selling those fruits to local grocers, through our own Fruit Chests of mixed fruits that are delivered directly to our customers’ homes, at farmers markets, fruit juicers, bakeries, and anyone else who needs fresh locally grown fruits. With some of the fruits that we harvest, we will also research the possibility of creating our own products, such as our own fruit juices and jams. We also, plan on donating a portion of our harvest to local charities, and food banks in order to increase access to fresh, healthy and locally grown food for people in need.

SoCal Harvest plans on initially targeting three ways of distributing:

•	Local Grocery Stores – The Company will approach local high-end grocery stores where there is generally more ability to buy smaller amounts of fresh locally grown fruits.
•	Home Delivery Option – The Company will put together “Fruit Chests” for home delivery. These fruit chests will come in two options – 1. the Penasquitos (Mini) Fruit Chest Option that will contain about 10 fruits of at least four different varieties, and 2. the Santa Fe (Mega) Fruit Chest Option which will contain about 25 fruits of at least six different varieties.
•	Farmers Markets – The Company plans on opening stands at local farmers markets around the city and selling the harvested fruits to locals who are looking for locally grown fruits sold by a Company that is also assisting with worthy causes.

SoCal Harvest’s planned business model allows the Company to grow organically through the use of word of mouth advertising, pamphlets, email campaigns and through its future website. Additionally, to bring in other revenues the Company plans on selling advertising space on its website and potentially sending emails to customers, to companies that are in a similar space. SoCal Harvest believes that it can fill the niche space in locally grown and harvested fruits in Southern California. While building community goodwill through its donations of fresh, locally grown fruits to local charities and food banks.

DEVELOPMENT

The Company plans on hiring a graphic artist and website developer in order to create our first pamphlets and website. The pamphlets will be distributed throughout our geographically targeted area and will include a phone number and details on what we do, who we are and how to contact the Company. Our sole officer and director will be assessing several website developers and graphic artists in order to choose the best fit for our Company. Once chosen, our sole officer and director will work closely with them in order to ensure that the Company’s vision is encapsulated on both the pamphlet and its website. The Company believes that the total Website development should take about 25 - 40 hours to create a fully operational model, and that the pamphlet should take about 3-5 hours to complete. Website Development rates are structured based on the number of pages and intricacies needed; we have budgeted programming rates from $40 per hour to $80 per hour to complete our website. The Company estimates that the designing of the pamphlets will initially cost around $5,000 to $10,000 and then we will spend another $15,000 - $20,000 printing and delivering them. We anticipate the need for ongoing development and fine tuning of our website by bringing in mapping features, different fruit features, including the size and type of tree, and ripening seasons.

SERVICE FEATURES

The Company is headquartered in San Diego, California and we initially plan to begin our harvesting in the Southern California region of the United States. While our harvesting will eventually be possible throughout North America, we plan to initially concentrate our harvesting and community efforts in the Southern California region to maximize our budget, as well as to be able to create a year-round harvesting program, while working out all the potential development issues with our business plan. Our mission is to develop an easy to implement urban harvesting program with potential to expand to other cities and/or franchising opportunities in the future. This will be accomplished by designing, developing, and marketing our urban harvesting program to local communities’ needs and resources; in that way, we will intertwine with each individual area on a community by community basis. What we learn from our planned initial urban harvesting program will provide us with information to expand and develop a better more comprehensive business plan in order to best structure and layout future urban harvesting expansion to other communities.

Harvesting:

Initially to run a successful urban harvest we will need to rent a vehicle, and purchase fruit harvesting supplies. We will purchase quantities of the following items as deemed necessary and as we can afford: an orchard ladder, a fruit picker that has an extension, fruit bags or fruit baskets, cardboard boxes, hand weigh scale, pruning clippers, rake, and harvesting knives. While we plan on using some volunteers to harvest, we will rely on hiring day laborers to assist in the harvest, once we have enough trees to harvest, and as our capital permits. The Company plans on giving the volunteers and employees an orientation on how to harvest the fruits, what to look for when harvesting, what to bring on the day of the harvest, and what not to take while harvesting. On the day of the Harvest, we will provide our volunteers and employees with a map of the properties to harvest from, which will also contain other essential information such as the type of fruit, how to access the property and the fruit grower’s information. We will also contact the fruit growers the day before we go to the properties in order to remind the fruit growers that we are coming by to harvest.

Community Outreach

We will initiate our community outreach through two methods. First, we will create a pamphlet that will describe who we are as a Company and what we plan on doing; we will use that pamphlet in coordination with a canvassing effort to recruit fruit growers. The pamphlet will include a phone number and a website address, for the person receiving the pamphlet to get in contact with the Company. Our canvassers will have a thorough knowledge of the Company and its mission statement, which will allow them to fully explain what we are doing and why we are doing it. We will proceed to our targeted communities, personally deliver the informational pamphlets to potential fruit growers’ homes and speak to as many homeowners as possible to get a person to person contact and feeling of community outreach. Secondly, we will create a website that will, among numerous other things, allow people to register their trees online, by answering some simple questions about the number and types of fruits that they have on their property.

With our pamphlet delivery and canvassing method, we will require a knowledgeable individual to answer the phone. In the beginning, our sole officer and director will be doing much of this work; however, as we grow, we will hire employees to assist in answering phones, conducting intake procedures, harvesting, and packaging of the harvested fruits. While the pamphlet delivery and canvassing method may seem outdated, it also has many benefits, including being a tangible outreach to communities to show that we are actively in their neighborhoods. Moreover, it allows people without internet access or who do not use the internet the ability to get the info in print and then call an actual person who can guide them through our policies and procedures, as well as answering any questions.

Eventually we hope to become so well known that our website will be the main driver of new fruit growers signing up to the Company. We envision our website to allow us to see where the fruit trees are located, types of fruits, range of harvesting times, potential fruit ripening dates, and other potentially valuable information about our fruit grower’s property and fruits. Once our website is fully built out, we will be able to use it to create a large database that will help us in organizing and streamlining our harvesting activities; this will maximize the Company’s use of labor and to ensure that we are picking the fruits at their ripest.

Distribution

The Company plans on focusing on three main ways of distributing its harvest: Through, Local Grocery Stores, Home Delivery Options (our Fruit Chests), and through Farmer Markets. In order to distribute to local grocery stores, the Company will approach smaller and local owned grocery stores where there is more of an ability to buy fresh locally grown fruits. These grocery stores will typically be of a smaller size and possibly locally owned as compared to the national chains, which would have less ability to purchase directly from our Company.

Our Home Delivery Option will entail the Company putting together “fruit chests” for home delivery. These “fruit chests” will come in two options (to begin with) – the Penasquitos (Mini) Fruit Chest Option that will contain about 10 fruits of at least four different varieties (we estimate the sale price of this fruit chest will be about $15), and the Santa Fe (Mega) Fruit Chest Option which will contain about 25 fruits of at least six different varieties (we estimate the sale price of this fruit chest to be about $25). In order to purchase one of our “fruit chests” the customer will log into our website where they will enter their name, address, payment information and type of Fruit Chest that they would like to have delivered. Initially, we will only deliver to San Diego County; however, as demand and our Company grows, we will expand accordingly.

Lastly, we plan on setting up fruit stands at local farmers markets around the city and selling the harvested fruits to locals who are looking for locally grown fruits and a Company that is also assisting with worthy causes. By setting up at local farmers markets, we will get our brand name and company mission out to a group of customers that will likely be in line with our corporate ethos. We anticipate that by attending these local farmers markets, that our Company will also grow through a word of mouth campaign and we will gain many more customers and fruit growers from that campaign.

Donations

The Company plans on “paying it forward,” through the donation of a portion of the fruit that we harvest to local charities, food banks and others in the community. We believe that by donating a portion of fruit we harvest to people in need, that we will not only be building good will for our Company but also strengthening our community bonds and making the communities in which we work stronger. Aside from local charities and food banks, we plan on reaching out to community centers, shelters, and other local places of need.

Marketing

We believe that the most effective and efficient method of marketing is initially through our local targeting of homeowners with potential fruit trees on their properties through the use of our pamphlet and canvassing techniques. We will go to neighborhoods that we have researched in the San Diego area that have a potentially high number of fruit trees that are not likely being harvested in an efficient manner and go door to door with our pamphlet and try to speak to the home owners about our Company and mission. While we are in these neighborhoods, we will also put up posters in community centers, coffee shops and anywhere else that has a high visibility and is appropriate for such a posting.

We will use the internet to target our potential clients by building out our website and incorporating key words and search engine optimization techniques so that our website may be easily found on the internet using search engines. We plan on our website updates and additions completed soon after the completion of this offering. We will also organize a social media campaign to reach out to both potential fruit growers in our region as well as potential customers of our service.

Once we have begun operations and sales, we will further market the Company through our appearances at local farmers markets, through mailers, and possibly radio or television commercials. At present, our president will run the daily operations of the Company. Once we have established operations and revenue that will support sustaining additional team members, we plan to build a team that will communicate with both our fruit growers and our fruit purchasing customers and provide additional ongoing support. This direct interaction will provide opportunities for feedback on things that we have done well as well as things that we didn’t do as well and allow us to maintain both fruit grower and fruit purchaser customer satisfaction while nurturing our brand recognition.

Industry

Global Demand for Crops.

The world is experiencing an increase in the demand for crops as a result of increased world demand for food. The rate of global population growth, along with the rate of per-capita growth in gross domestic product (“GDP”), are the major drivers behind increased demand for crops. The United Nations projects that global population will grow by 11.6% from 6.9 billion people in 2010 to 7.7 billion people in 2020. Over the longer term, the Organisation for Economic Co-operation and Development (the “OECD”) forecasts that GDP per capita in non-OECD countries, which are largely located in less developed regions of the world, will grow over 400% from 2013 to 2060.

Global Supply of Crops.

In the past two decades, there has been a decrease in the rate of growth of the global supply of crops. Crop supply is the product of two factors: the amount of farmland in use and the productivity of that farmland. Over the past 20 years, the growth of both of these factors has slowed. According to the Food and Agriculture Organisation of the United Nations (the “UN FAO”), from 1961 – 63 through 1997 – 99 the expansion of arable land in developing countries totaled approximately 70 million acres, an increase of 25%, whereas the UN FAO expects only a 13% increase, or approximately 49 million acres, over the period from 1997 – 99 to 2030. Moreover, according to the United States Department of Agriculture (the “USDA”), U.S. cropland area declined from 445 million acres in 1997 to 396 million acres in 2012. According to the UN FAO, the rates of global yield growth for most crops have been decelerating in recent decades, while yields continue to increase. We believe additional factors, such as groundwater depletion, and pollution will continue to have a negative impact on farmland availability and productivity.

Fruit Market

According to the United States Department of Agriculture, sales of organic foods amounted to $28 billion in 2011, the most recent year for which data was available and were estimated to be $35 billion by 2014.  While the trend towards obesity has clearly been established in the United States, there has also been a countervailing trend to combat this epidemic including the exercise anti-obesity initiative put forward by the National Football League’s “Play 60” Initiative. In addition, popular media, such as successful television and internet healthy diets have brought awareness to the issue.  Part of the solution is a shift away from fattening food and towards a healthier diet.  To that end, there is a tremendous emphasis towards healthier foods, including fruits.

We anticipate continued content-labeling programs to also spur attentiveness of the importance of eating healthy foods.  The first labeling efforts began in 1990 and have only served to heighten awareness of the quality of the food.  Over the ensuing twenty plus years, various states have initiated food labeling laws, and the trend is clearly towards fuller disclosure.

Our belief is based upon the following.  Fruit production and quality outcomes are predicated upon a wide variety of factors such as soil, watering and general weather conditions among them.  These variables make Southern California, with its mild and stable climate, a wonderful place to have fruit trees; this is why so many fruit trees are planted in this geographic region. Those same variables also make those fruit trees produce fruit at a rate that most individuals with fruit trees are not able to keep up with. With an excess of fruit and the high demand for locally grown fruits, we believe that we will be able to fill an untapped niche in the market that currently exists.

OUR GROWTH STRATEGY

Once our harvest team is up and running in San Diego County, we have agreements in place with the fruit growers and the end consumers such as the purchasers of our Fruit Chests and local grocery stores, and are generating cash flow, we will look to replicate our strategy in other regions of the state and country. Although no assurances can be given, management anticipates that the demand for locally grown produce will continue to grow, and the company will be able to successfully replicate their business model in multiple locations.

In addition, we may structure our involvement in such projects as joint ventures or strategic partnerships to assure that we have adequate capital resources and expertise to undertake the expansion of operations.

Seasonality

The sale of fruits is affected by the seasonal nature of fruit production. When our harvesting occurs depends on the nature of when the fruit is ripe; therefore, we may have a quarter in which we recognize a large amount of our yearly revenue as well as quarters where our revenue is much smaller. As a result of the potential seasonal nature of our business, our working capital requirements may be greatest in certain fiscal quarters since labor and packaging costs are highest at this time.

PLAN OF OPERATIONS

12 Month Growth Strategy and Milestones Based on Minimum, 50% of Maximum, and Maximum Offering Proceeds Raised

The following growth strategy and milestones are based on the estimates made by management. The following Company goals and milestones are calculated after deducting estimated offering expenses estimated to be $25,000. Management has prepared the list of milestones based on three varying levels of offering raise success: Minimum Offering proceeds raised of $25,000, 50% of the Maximum Offering proceeds raised ($125,000), and the Maximum Offering proceeds raised of $275,000 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

The working capital requirements and the projected milestones are approximations and subject to adjustments. Minimum Offering proceeds raised of $25,000 is budgeted to sustain operations for a twelve-month period. If raised, the minimum amount of $25,000 is sufficient to keep the Company current with its public compliance requirements with very nominal funds remaining for furthering the business of the Company. If the Company were to raise 50% of the Maximum Offering, then we would be able to implement our business plan, further develop and build out our website, and expand our harvesting regions. In the event we are successful in raising the Maximum Offering of $275,000, the Company will be able to implement our business plan by fully developing and launching our website, further sending out pamphlets and canvassing neighborhoods, hiring more employees to harvest and to work at our packing facilities; this maximum offering funding also includes funds to market our Company on a grand scale. If we begin to generate profits, we will increase our marketing, harvesting and sales activity accordingly. We estimate to begin generating revenue during the second quarter following closing of the offering.

Note: The Company’s planned the milestones based on quarters as detailed below:

Quarter 1

0-3 Months	(estimated expenditures based on Minimum Offering raised $8,000)
(estimated expenditures based on 50% of Maximum Offering raised $45,000)
(estimated expenditures based on Maximum Offering raised $80,000)

•	Complete harvesting due diligence
•	Hire website designer for further development and the building out of our website
•	Initiate contact to local fruit growers, distribute pamphlets and canvass neighbor hoods
•	Initiate harvest planning and sales of our harvested fruits
•	Evaluate further marketing options
•	Complete accounting, audit review and legal requirements to remain in compliance with governmental and regulatory agencies

Quarter 2

4-6 Months	(estimated expenditures based on Minimum Offering raised $8,000)
(estimated expenditures based on 50% of Maximum Offering raised $30,000)
(estimated expenditures based on Maximum Offering raised $60,000)

•	Finalize website with all the features that we believe we will need
•	Further our local harvesting and marketing efforts
•	Finalize harvesting and marketing material for distribution
•	Evaluate and hire third party or outside consultants to help expedite deficiencies
•	Complete accounting, audit review and legal requirements to remain in compliance with governmental and regulatory agencies
•	Perform due diligence on our harvesting demographics, and sales demographics in order to evaluate our operations.

Quarter 3

7-9 Months	(estimated expenditures based on Minimum Offering raised $4,500)
(estimated expenditures based on 50% Maximum Offering raised $30,000)
(estimated expenditures based on Maximum Offering raised $70,000)

•	Increase harvesting and marketing efforts to our potential clients
•	Increase efforts to gain exposure in the marketplace by growing the amount of fruits harvested and increasing fruit sales and donations
•	Evaluate and identify possible synergy with similarly focused companies and organizations
•	Evaluate our harvest statistics and fruit sales based on sales and user feedback and develop solutions to any found issues
•	Evaluate overall operations to date and make positive adjustments
•	Complete accounting, audit review and legal requirements to remain in compliance with governmental and regulatory agencies
•	Initiate drafting of a two-year overall business plan utilizing the progress the Company has made to date

Quarter 4

10-12 Months	(estimated expenditures based on Minimum Offering raised $4,500)
(estimated expenditures based on 50% Maximum Offering raised $20,000)
(estimated expenditures based on Maximum Offering raised $65,000)

•	Analyze our harvesting and revenue generating effectiveness and make necessary adjustments/changes
•	Analyze harvesting and fruit distribution marketing efforts to date and address necessary deficiencies
•	Further increase corporate exposure in the marketplace through sales, donations and marketing efforts
•	Complete accounting, annual audit and legal requirements to remain in compliance with governmental and regulatory agencies
•	By this stage of our operations we hope to have identified additional revenue generating opportunities and incorporate them into a two-year marketing plan

We believe that our currently available capital resources will not meet our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity and or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We will require additional cash resources due to implement our business strategy, to develop our business of harvesting and selling fruits grown in urban areas and begin our marketing initiatives. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

COMPETITION

The urban harvesting space has many competitors and we consider them to be competent, and experienced; they may have greater financial, organizational and marketing resources than we do at the present time. Some of our competitors also offer a wider range of services and have greater name recognition within the marketplace. Our most similar competitor is Hungry Harvest, which is solely located on the East Coast of the United States. Hungry Harvest was founded in 2014 and started off with only 30 customers. Hungry Harvest was able to gain a large investment and financial advisor from a popular television show in 2015 and has since delivered over 500,000 pounds of produce to its customers and charities. Another major type of competitor is the urban fruit harvest charities that are located in many major cities across North America, such as Fallen Fruit, Forage Oakland, Village Harvest, and Senior Gleaners to name a few that are based in California. These charities rely almost solely on volunteers to harvest the fruit and typically work on a division of the fruit harvest wherein the fruit gets divided four ways: 25% to the grower, 25% to the harvester, 25% to itself and 25% to the charities.

Our Company is also subject to other competitive risks of early stage and commercial businesses generally, and of businesses that deal in perishable goods in particular, including competing in an environment where other companies may be better financed, organized or have more experience than the Company. See “Risk Factors.”

Patents, Trademarks and Licenses

We currently do not have any patents or trademarks and we are not party to any license, franchise, concession, or royalty agreements, or any labor contracts.

ENVIRONMENTAL AND REGULATORY MATTERS

While we do not own or lease any land, our agricultural operations may be subject to a broad range of evolving environmental laws and regulations. These laws and regulations potentially include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act. These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals. Compliance with these laws and related regulations is an ongoing process that is not expected to have a material effect on our capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most agricultural operations, including those conducted by us, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, could result in increased compliance costs.

We seek to comply at all times with all laws and regulations and to obtain any necessary permits and licenses; we are not aware of any instances of material non-compliance. We believe our future facilities and practices will be sufficient to maintain compliance with applicable governmental laws, regulations, permits and licenses. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations for necessary permits and licenses. Our failure to comply with applicable laws and regulations or obtain any necessary permits and licenses could subject us to civil remedies including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

Research and Development Activities and Costs

We have not incurred any expenses and have spent no time on specialized research and development activities, in the future we plan to undertake research and development in order to refine our business plan, find places that we can be more efficient in executing our harvesting efforts, sustaining the health and production of the fruit trees, and to assist us in the selling of our fruits as further described in the Plan of Operations section.

Employees

Other than our sole Officer and Director, we have no full-time or part-time employees of our business or operations who are employed at will by the SoCal Harvest, Inc. Mr. Botsford currently dedicates five hours per week to our business affairs.

B. Description of Property

Our mailing address is currently located at 6755 Mira Mesa Blvd., Ste. 123 #187, San Diego, CA 92121. Our telephone number is (858) 999-5818. We do not own any real property or significant assets. As we are not generating sufficient revenue at this time to justify a separate corporate office, the principal executive office is also the personal residence of our president and sole Director, Mark Botsford. The Company has been provided the office space at no cost for a term of one year, from November 2017 until May 2020. Once our business grows and generates sufficient revenue, we will look for a more suitable office space in a separate corporate office. Management believes that this office space will meet our needs for the next 12 months.

C. Legal Proceedings

The Company is not involved in any pending legal proceeding nor is it aware of any pending or threatened litigation against us.

D. Market for Common Equity and Related Stockholder Matters

No public market currently exists for shares of the Company’s common stock. Following completion of this offering, The Company intends to contact an authorized market maker for sponsorship to have its common stock quoted on the Over-the-Counter Bulletin Board.

Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in the Company will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

a.	contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;
b.	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;
c.	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask” price for the penny stock and the significance of the spread between the bid and ask price;
d.	contains a toll-free telephone number for inquiries on disciplinary actions;
e.	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
f.	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

1)	the bid and offer quotations for the penny stock;
2)	the compensation of the broker-dealer and its salesperson in the transaction;
3)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
4)	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for the Company’s stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Holders of The Company’s Common Stock

As of the date of this Prospectus, the Company has one (1) shareholder of record.

Reports

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus).

Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we currently intend to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. All reports and information filed by the Company can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The Company’s Stock Transfer Agent is West Coast Stock Transfer, which is located at 721 N. Vulcan Ave., Ste 205, Encinitas CA 92024 and its phone number is (619) 664-4780.

E. Financial Statements

The Company's financial statements are below on page F-1.

F. Selected Financial Data

Working Capital

	June 30, 2019 $	December 31, 2018 $
Total Assets	13,811	7,934
Total Liabilities	66,701	29,556
Working Capital	(52,890)	(21,622)

Cash Flows

December 31, 2018 $
Cash Flows from (used in) Operating Activities	$(1,704)
Cash Flows from (used in) Investing Activities	—
Cash Flows from (used in) Financing Activities	$6,000
Net Increase (decrease) in Cash During Period	$4,296

G. Supplementary Financial Information

Included with the Financial Statements beginning on Page F-1 below.

H. Management's Discussion and Analysis or Plan of Operation

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF SOCAL HARVEST, INC. AND THE NOTES TO FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1.

Working Capital

	June 30, 2019 $	December 31, 2018 $
Current Assets	13,811	7,934
Current Liabilities	66,701	29,556
Working Capital (Deficit)	(52,890)	(21,622)

Cash Flows

	June 30, 2019 $	June 30, 2018 $
Cash Flows provided by (used in) Operating Activities	(13,123)	(1,704)
Cash Flows provided by Financing Activities	19,000	6,000
Cash Flows used in Investing Activities	—	—
Net Increase (decrease) in Cash During Period	5,877	4,296

Results for the Three Months Ended June 30, 2019 Compared to the Three Months Ended June 30, 2018

Operating Revenues

The Company’s revenues were $nil for the three months ended June 30, 2019 compared to $nil for the same period in 2018.

Cost of Revenues

The Company’s cost of revenues was $nil for the three months ended June 30, 2019 compared to $nil for the same period in 2018.

Gross Profit

For the three months ended June 30, 2019, the Company’s gross profit was $nil compared to $nil for the same period in 2018.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, in preparation of a Registration Statement on Form S-1 and accounting expenses. For the three months ended June 30, 2019 and June 30, 2018, general and administrative expenses increased to $24,539 from $6,125 for the same period in 2018 representing an increase of $18,414 or 301%. The $18,414 increase is primarily attributable to an increase in professional fees due to the filing of the Registration Statement on Form S-1.

Other Income (Expense)

Other income (expense) consisted of interest income from third-party notes. For the three months ended June 30, 2019, there was a $486 loss from interest on the third-party notes. There was a $125 loss on interest for the same period in 2018.

Net Income (loss)

Our net loss for the three months ended June 30, 2019, was $(25,025) compared with net loss of $(6,250) for the three months ended June 30, 2018, an increase of $18,775 or 300%. The net loss is influenced by the matters discussed above.

Results for the Six Months Ended June 30, 2019 Compared to the Six Months Ended June 30, 2018

Operating Revenues

The Company’s revenues were $nil for the six months ended June 30, 2019 compared to $nil for the same period in 2018.

Cost of Revenues

The Company’s cost of revenues was $nil for the six months ended June 30, 2019 compared to $nil for the same period in 2018.

Gross Profit

For the six months ended June 30, 2019, the Company’s gross profit was $nil compared to $nil for the same period in 2018.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, in preparation of a Registration Statement on Form S-1 and accounting expenses. For the six months ended June 30, 2019 and June 30, 2018, general and administrative expenses increased to $30,589 from $13,704 for the same period in 2018 representing an increase of $16,885 or 123%. The $16,885 increase is primarily attributable to an increase in professional fees in relation to the Company filing its Registration Statement on Form S-1.

Other Income (Expense)

Other income (expense) consisted of interest income from third-party notes. For the six months ended June 30, 2019, there was a $679 loss from interest on that third-party notes. There was a $125 loss on interest for the same period in 2018.

Net Income (loss)

Our net loss for the six months ended June 30, 2019, was $(31,268) compared with net loss of $(13,829) for the six months ended June 30, 2018, an increase of $17,439 or 126%. The net loss is influenced by the matters discussed above.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties and third parties, through capital investment and borrowing of funds.

At June 30, 2019, the Company had total current assets of $13,811 compared to $7,934 at December 31, 2018. Current assets consisted primarily of cash. The increase in current assets $5,877 was primarily attributed to an increase in cash of $5,877.

At June 30, 2019, the Company had total current liabilities of $66,701 compared to $29,556 at December 31, 2018. Current liabilities consisted primarily of the accrued expenses to a related party and notes payable to third parties. The increase in our current liabilities was attributed to the increase in the amounts owed to third party of $19,000 and the increase in accrued expenses to related party of $37,235.

We had negative working capital of $52,890 as of June 30, 2019 compared to $21,622 as of December 31, 2018, an increase of $31,268 or 145%.

Cashflow from Operating Activities

During the six months ended June 30, 2019, cash used in operating activities was $13,123 compared to $1,704 for the six months ended June 30, 2018. The increase in the amounts of cash used for operating activities was primarily due to the increase in general and administrative expenses in relation to preparing and filing of the Registration Statement on Form S-1.

Cashflow from Investing Activities

During the six months ended June 30, 2019 cash used in investing activities was $nil compared to $nil for the six months ended June 30, 2018.

Cashflow from Financing Activities

During the six months ended June 30, 2019, cash provided by financing activity was $19,000 compared to $6,000 provided during the six months ended June 30, 2018.

Results for the Year Ended for the period from inception (November 20, 2017) to December 30, 2017 through December 31, 2018

Working Capital

	For the period from inception (November 20, 2017) through December 31, 2017 $	December 31, 2018 $
Cash	3,638	7,934
Current Assets	3,638	7,934
Current Liabilities	5,056	29,556
Working Capital (Deficit)	(1,418)	(21,622)

Cash Flows

	For the period from inception (November 20, 2017) through December 31, 2017 $	December 31, 2018 $
Cash Flows from (used in) Operating Activities	(8,362)	(1,704)
Cash Flows from (used in) Investing Activities	—	—
Cash Flows from (used in) Financing Activities	12,000	6,000
Net Increase (decrease) in Cash During Period	3,638	4,296

Operating Revenues

The Company’s revenues were $nil for the Period from inception (November 20, 2017) through December 31, 2017 compared to $nil for the year ended December 31, 2018.

Cost of Revenues

The Company’s cost of revenues was $nil for the Period from inception (November 20, 2017) through December 31, 2017 compared to $nil for the year ended December 31, 2018.

Gross Profit

For the period from inception (November 20, 2017) through December 31, 2017, the Company’s gross profit was $nil compared to $nil for the year ended December 31, 2018.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, relating to preparing a private memorandum and accounting expenses. For the period from inception (November 20, 2017) through December 31, 2017 the year ended December 31, 2018, general and administrative expenses increased from $8,362 to $25,704 the year ended December 31, 2018 representing an increase of $17,342 or 207%. The $17,342 increase is primarily attributable to increases in accrued expenses to related parties of $24,500.

Other Income (Expense)

Other income (expense) consisted of $56 interest expense. Interest expense is primarily attributable to the accretion of the interest on loan payable to a third-party for the period from inception (November 20, 2017) through December 31, 2017. There was a $500 loss on interest expense for the year ending December 31, 2018, which was primarily attributable to the interest on loan receivable from a third party.

Net Loss

Our net loss for the period from inception (November 20, 2017) through December 31, 2017 was $(8,418) compared with a net loss of $(26,204) for the year ended December 31, 2018, an increase of $17,786 or 211%. The net loss is influenced by the matters discussed in the other sections of the MD&A.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At December 31, 2017, the Company had total current assets of $3,638 compared to $7,934 at December 31, 2018. Current assets consisted primarily of cash. The increase in current assets of $4,296 was primarily attributed to an increase in cash and bank deposits of $6,000.

At December 31, 2017, the Company had total current liabilities of $5,056 compared to $29,556 at December 31, 2018. Current liabilities consisted primarily of the accrued expenses, due to related party and notes payable to a third party. The increase in our current liabilities was attributed to the increase in amounts owed to related party and notes payable to a third party.

We had negative working capital of $1,418 as of December 31, 2017 compared to $21,622 as of December 31, 2018, an increase of $20,204 or 1425%.

Cashflow from Operating Activities

During the period from inception (November 20, 2017) through December 31, 2017, cash provided by (used in) operating activities was $(8,362) compared to $(25,704) for the year ended December 31, 2018. The increase in the amounts of cash provided by operating activities was primarily due to the increase in payroll expense of $24,000 and interest expense of $500.

Cashflow from Investing Activities

During the period from inception (November 20, 2017) through December 31, 2017, cash used in investing activities was $0 compared to $0 for the year ended December 31, 2018.

Cashflow from Financing Activities

During the period from inception (November 20, 2017) through December 31, 2017, cash provided by financing activity was $12,000 compared to $6,000 provided during the year ended December 31, 2018.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of December 31, 2018, the Company has a net loss of $26,204, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Over the next 12 months, the Company plans to start developing and selling its urban harvest and sales and related products. Upon the completion of this Offering, the Company plans to begin implementing its business plan by sourcing urban fruit trees to harvest and local sources to sell the harvested fruits, and begin receiving revenues; the Company estimates that if it raises 50% of this Offering that it will begin to generate revenues during the second quarter following the closing of this Offering. In order to continue as a going concern during the next fiscal year, the Company if it does not raise enough funds from this Offering will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan of harvesting unwanted fruits in major urban areas and then reselling those fruits for a profit to consumers.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and website, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. A complete summary of these policies is included in Note 1 of the Company’s audited financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

I. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.

Since inception, the Company has had no changes in or disagreements with its accountants. The Company’s audited financial statements have been included in this prospectus in reliance upon Turner, Stone & Company, Independent Registered Public Accounting Firm, as experts in accounting and auditing.

J. Quantitative and Qualitative Disclosures about Market Risk

None.

K. Directors, Executive Officers, Promoters and Control Persons

Directors of the Company are elected by the shareholders to a term of one year and serve until their successors are elected and qualified. Officers of the Company are appointed by the Board of Directors to a term of one year and serve until their successors are duly appointed and qualified, or until the Officer is removed from office. The Board of Directors has no nominating, auditing or compensation committees.

The name, address, age and position of the company Officer and Director is set forth below:

Name and Business Address	Age	Position	Director Since
Mark Botsford	45	President, CEO, Treasurer, CFO, and Director	November 20, 2017

Mark Botsford has held the offices/positions since the inception of the Company, and he is expected to hold said offices/positions until the next annual meeting of the shareholders. The person named above is the Company’s only Officer, Director, promoter and control person.

Background Information about The Company’s Officer and Director

Mark Botsford, Age 45 – our CEO, CFO, Secretary and Director; is the founder and the Managing Director of Seabridge Holdings  LLC Nevada, since February 2017, where his roles includes researching investment opportunities, conducting due diligence and managing operations. Since 2012, Mr. Botsford also works an independent technology and management consultant, focusing his individual practice on startup companies; wherein, he focuses on solving client issues, creating value, promoting growth, putting in place good procedures, as well as helping organize bookkeeping and other financial systems. Mr. Botsford offers general IT advice, such as how to effectively use IT to meet business objectives, overcoming problems, improving structures and finding efficiencies. He offers his consulting services to private corporations in the areas of equity funding, strategic planning and technology deployment.

Mr. Botsford has not held any other Directorships in the past five years

Mr. Botsford has not been involved in any legal proceedings in the past ten years.

Corporate Governance

The Company does not have a compensation committee and it does not have an audit committee financial expert. It does not have a compensation committee because its Board of Directors consists of only one Director whom is not independent, as he is also an Officer. There is no independent audit committee financial expert because it is believed the cost related to retaining a financial expert at this time is prohibitive due to the current circumstances of the Company. Further, because we have not commenced principal operations at the present time, it is believed the services of a financial expert are not warranted.

Conflicts of Interest

The Company does not currently foresee any conflict of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

If we file a registration statement on Form 8-A we will be subject to Section 16(a) of the Securities Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the company Directors and executive Officers, and persons who own more than ten percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of its common stock. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the company with copies of all Section 16(a) forms they file. The Company intends to ensure to the best of its ability that all Section 16(a) filing requirements applicable to its Officers, Directors and greater than ten percent beneficial owners are complied with in a timely fashion.

L. Executive Compensation and Corporate Governance

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officer paid by us during the period ended December 31, 2018, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Mark Botsford, President, Chief Executive Officer, Treasurer, and Director	2018	$0	0	0	0	0	0	0	$0
	2017	$0	0	0	0	0	0	0	$0

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the period ended December 31, 2018.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of a single member. Mark Botsford does not qualify as an independent Director in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Mark Botsford, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Mark Botsford collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Mark Botsford, unless the communication is clearly frivolous.

M. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information at June 30, 2019, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to the Company), (ii) the Director, (iii) the Executive Officer and (iv) our Executive Officer and Director as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of June 30, 2019, the Company had 5,000,000 shares of Common Stock issued and outstanding.

Common Stock	Beneficial Name of Owner	No. of Shares of Common Stock	Percentage of Ownership(1)
	Mark Botsford	5,000,000	100%
	Our Officer and Director as a Group	5,000,000	100%

(1)	Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

Changes in Control

There are no present arrangements or pledges of the Company’s securities which may result in a change in control of the Company.

Future Sales by Principal Shareholders

A total of 5,000,000 shares have been issued to the Company’s Officer, Director and affiliate and are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. Any sale of these shares (after applicable restrictions expire) may have a depressive effect on the price of the Company’s common stock in any market that may develop, of which there can be no assurance. The principal shareholders do not have any plans to sell their shares at any time after this offering is complete.

N. Transactions With Related Persons, Promoters And Certain Control Persons

We received our initial funding of $5,000 through the sale of common stock to our President, Mark Botsford, who purchased 5,000,000 shares of our common stock at $0.001 per share on November 20, 2017.

The shares that were issued to Mark Botsford were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

On May 13, 2019, the Company executed an employment agreement with Mark Botsford. The agreement expires on December 31, 2022 and provides annual base compensation of $24,000.

Except for the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which the Company was or is a party since the beginning of the last fiscal year, or in any proposed transaction to which the Company proposes to be a party:

(A)	any of the Director(s) or executive Officer(s);
(B)	any nominee for election as one of the Company’s Directors;
(C)	any person who is known by the Company to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to the Company’s Common Stock; or
(D)	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

There are not currently any conflicts of interest by or among the Company’s current Officer, Director, key employee or advisors. The Company has not yet formulated a policy for handling conflicts of interest, if any arise; however, it intends to do so upon completion of this offering and, in any event, prior to hiring any additional employees.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to Directors, Officers and controlling persons of the small business issuer pursuant to the By-Laws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a Director, Officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer, or other control person in connection with the securities being registered, the Company will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

The Company has filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission (the “SEC”). We are subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q and 8-K, proxy statements, pursuant to Section 13(a) or 15(d) of the Exchange Act, and other information as required. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. The Company will voluntarily provide electronic or paper copies of its filings with the SEC free of charge upon request.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SoCal Harvest, Inc.

For the Period November 20, 2017 (Inception) to December 31, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Director and Stockholder of SoCal Harvest, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SoCal Harvest, Inc. (the “Company”) as of December 31, 2018 and 2017 and the related statements of operations, stockholder’s deficit and cash flows for the year ended December 31, 2018 and the period from November 20, 2017 through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and the period from November 20, 2017 through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses since inception, has a working capital deficit, negative cash flows from operations and a stockholder’s and accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

June 17, 2019

We have served as the Company’s auditor since 2019.

SoCal Harvest, Inc.

Balance Sheets

	December 31,
	2018	2017
ASSETS
Current assets
Cash	$7,934	$3,638
Total current assets	7,934	3,638

Total assets	$7,934	$3,638

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities
Notes payable	$5,000	$5,000
Accrued expenses primarily to related party	24,556	56

Total current liabilities	29,556	5,056

Total liabilities	29,556	5,056

Commitments and contingencies (Note 3)

Stockholder's deficit
Preferred stock, $0.001 par value, 5,000,000 shares authorized.
0 shares issued, issuable and outstanding at December 31,
2018 and 2017, respectively	—	—
Common stock, $0.001 par value, 65,000,000 shares authorized,
5,000,000 shares issued, issuable and outstanding at December
31, 2018 and 2017, respectively	5,000	5,000
Additional paid-in capital	8,000	2,000
Accumulated deficit	(34,622)	(8,418)
Total stockholders' deficit	(21,622)	(1,418)

Total liabilities and stockholders' deficit	$7,934	$3,638

The accompanying notes are an integral part of these financial statements.

SoCal Harvest, Inc.

Statements of Operations

		For the period
		from inception
	For the year	(November 20, 2017)
	ended	through
	December 31,	December 31,
	2018	2017

Revenue, net	$—	$—

Operating expenses
General and administrative	25,704	8,362

Operating loss	(25,704)	(8,362)

Other income (expense)
Interest expense	(500)	(56)

Total other income (expense)	(500)	(56)

Net loss	$(26,204)	$(8,418)

Net loss per share - basic	$(0.01)	$(0.00)

Weighted average number of shares
outstanding - basic	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

SoCal Harvest, Inc.

Statement of Stockholder's Deficit

For the Period from Inception (November 20, 2017) to December 31, 2018 and the Year Ended December 31, 2018

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at inception	—	$—	—	$—	$—	$—	$—
Issuance of founders’ shares	—	—	5,000,000	5,000	—	—	5,000
Contributions	—	—	—	—	2,000	—	2,000
Net loss	—	—	—	—	—	(8,418)	(8,418)

Balance at December 31, 2017	—	$—	5,000,000	$5,000	$2,000	$(8,418)	$(1,418)
Contributions	—	—	—	—	6,000	—	6,000
Net loss	—	—	—	—	—	(26,204)	(26,204)

Balance at December 31, 2018	—	$—	5,000,000	$5,000	$8,000	$(34,622)	$(21,622)

The accompanying notes are an integral part of these financial statements.

SoCal Harvest, Inc.

Statements of Cash Flows

For the Period from Inception (November 20, 2017) to December 31, 2017 and the Year Ended December 31, 2018

		For the period
		from inception
	For the year	(November 20, 2017)
	ended	through
	December 31,	December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(26,204)	$(8,418)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accrued expenses to related parties	24,500	56
Net cash used in operating activities	(1,704)	(8,362)

Cash flows from financing activities:
Proceeds from sale of common stock	—	5,000
Contributions from shareholder	6,000	2,000
Proceeds from note payable	—	5,000
Net cash provided by financing activities	6,000	12,000

Net increase in cash	4,296	3,638

Cash at beginning of period	3,638	—

Cash at end of period	$7,934	$3,638

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SoCal Harvest, Inc. (the “Company,” “we,” “us,” “our,” or “SoCal”) is a Wyoming corporation. The business was started on November 20, 2017 and has a year end of December 31.

Mark Botsford, the incorporator, sole officer and director of the Company, was issued 5,000,000 shares of common stock of the Company in exchange for an initial investment of $5,000 on November 20, 2017. See Notes 4 and 5.

Nature of Operations

Our general business strategy is to develop a harvesting program; wherein, we locate homeowners that have an abundance of fruit trees on their property and offer to maintain and harvest the fruit from the fruit trees and then sell the harvested fruit through local grocers, farmers markets and through a fruit delivery service where we deliver fresh, locally grown fruits to the clients door in the Southern California region. The Company also anticipates updating and refining the business strategy as new opportunities present themselves. The Company has not yet commenced principle operations.

Basis of Presentation

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This update provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. We have adopted this update but have generated no revenues since inception.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company adopted the provisions of ASC 740, “Income Taxes.” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2018, tax years 2017 - 2018 remain open for IRS audit. The Company has received no notice of audit from the IRS for any of the open tax years.

Net Earnings (Loss) Per Share

In accordance with ASC 260-10, “Earnings Per Share,” basic net earnings (loss) per common share is computed by dividing the net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are computed using the weighted average number of common stock shares outstanding during the period. The Company does not currently have any potential dilutive securities outstanding as of December 31, 2018 and December 31, 2017.

Going Concern

The Company had net loss for the year ended December 31, 2018 of $26,204 and a working capital deficit as of December 31, 2018 of $21,622, and has cash used in operations of $1,704 for the year ended December 31, 2018. In addition, as of December 31, 2018, the Company had a stockholders’ deficit and accumulated deficit of $21,622 and $34,622, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The ability of the Company to continue its operations is dependent on the execution of management’s plans, which include the raising of capital through the debt and/or equity markets, until such time that funds provided by operations are sufficient to fund working capital requirements. If the Company were not to continue as a going concern, it would likely not be able to realize its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

There can be no assurances that the Company will be successful in generating additional cash from the equity/debt markets or other sources to be used for operations. The financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary. Based on the Company’s current resources, the Company will not be able to continue to operate without additional immediate funding. Should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets, if necessary.

Effect of Recent Accounting Pronouncements

The Company reviews new accounting standards and updates as issued. No new standards or updates had any material effect on these financial statements. The accounting pronouncements and updates issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an ASU on lease accounting. The ASU requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. The ASU is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The adoption of the ASU did not have a material effect on the Company’s financial condition due to the recognition of the lease rights and obligations as assets and liabilities. The Company does not expect the ASU to have a material effect on the Company’s results of operations and financial position, and the ASU will have no effect on cash flows.

NOTE 2 – NOTES PAYABLE

On November 20, 2017, the Company executed an unsecured promissory note with Motility Consulting, LLC (“Motility”) for $5,000. The note was funded to the Company’s escrow account held for its benefit by its attorney on November 20, 2017 and the funds were used accordingly. The note bears interest at the rate of 10% per annum. The interest has been calculated from the funding date. As of December 31, 2018, the accrued interest was $556. The note is due on demand.  See Note 4.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of June 5, 2019, there were no pending or threatened lawsuits.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 4 – RELATED PARTIES TRANSACTIONS

On November 20, 2017, the Company issued 5,000,000 shares of common stock to Botsford, the sole officer and director of the Company, as founder’s shares in exchange for an initial cash contribution of $5,000.

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Stock

On November 20, 2017, the Board of Directors of the Company authorized 5,000,000 shares of “blank check” preferred stock with a par value of $0.001. The shares of preferred stock authorized have not been designated at this time.

As of December 31, 2018, there were no shares issued or outstanding.

Common Stock

On November 20, 2017, the Board of Directors of the Company authorized 65,000,000 shares of common stock with a par value of $0.001. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

NOTE 6 – CONCENTRATIONS

Concentration of Credit Risk

The Company places its temporary cash investments with financial institutions insured by the FDIC. No amounts exceeded federally insured limits as of December 31, 2018. There have been no losses in these accounts through December 31, 2018.

NOTE 7 – INCOME TAX

For the period from inception (November 20, 2017) through December 31, 2017, there was no provision for income taxes and deferred tax assets have been entirely offset by valuation allowances.

As of December 31, 2018, and 2017, the Company has net operating loss carryforwards of $34,622 and $8,418, respectively. The carryforwards expire through the year 2038. The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 7 – INCOME TAX (CONTINUED)

The Company’s tax expense does not differ from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to loss before taxes for fiscal year 2018 and 2017), as follows:

	December 31,
	2018	2017
Tax expense (benefit) at the statutory rate	$(5,503)	$(1,768)
State income taxes, net of federal income tax benefit	—	—
Change in valuation allowance	5,503	1,768
Total	$—	$—

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities.

The tax years 2018 and 2017 remains to examination by federal agencies and other jurisdictions in which it operates.

The tax effect of significant components of the Company’s deferred tax assets and liabilities at December 31, 2018 and 2017 is as follows:

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforward	$7,271	$1,768
Timing differences	—	—
Total gross deferred tax assets	7,271	1,768
Less: Deferred tax asset valuation allowance	(7,271)	(1,768)
Total net deferred taxes	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

SoCal Harvest, Inc.

Notes to Financial Statements

December 31, 2018 and 2017

NOTE 7 – INCOME TAX (CONTINUED)

Because of the historical earnings history of the Company, the net deferred tax assets for 2018 and 2017 were fully offset by a 100% valuation allowance. The valuation allowance for the remaining net deferred tax assets was $7,271 and $1,768 as of December 31, 2018 and 2017, respectively.

On December 22, 2017, the United States Government passed new tax legislation that, among other provisions, will lower the corporate tax rate from 34% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets recorded on our balance sheet. Given that the deferred tax assets are offset by a full valuation allowance, these changes will have no net impact on the Company’s financial position and net loss. However, if and when we become profitable, we will receive a reduced benefit from such deferred tax assets. Had this legislation been effective prior to our December 31, 2017, fiscal year-end, the effect of the legislation would have been a reduction in deferred tax assets and the corresponding valuation allowance.

NOTE 9 – SUBSEQUENT EVENTS

On March 7, 2019, the Company executed an unsecured promissory note with Motility Consulting, LLC for $10,000. The note has interest of 10% and is payable on demand.

On May 13, 2019, the Company executed an employment agreement with Mark Botsford. The agreement expires on December 31, 2022 and provides annual base compensation of $24,000.

On May 20, 2019, the Company executed an unsecured promissory note with Motility for $9,000. The note has interest of 10% and is payable on demand. The note was funded to the Company’s bank account.

On July 17, 2019, the Company executed an unsecured promissory note with Motility for $10,000. The note has interest of 10% and is payable on demand. The note was funded to the Company’s attorney’s escrow account.

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued, December 31, 2018, and through the date of the filing, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the aforementioned.

SoCal Harvest, Inc.

For the Period April 1, 2019 to June 30, 2019

Index to the Financial Statements

(Unaudited)

SoCal Harvest, Inc.

Condensed Balance Sheets

(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash	$13,811	$7,934
Total current assets	13,811	7,934

Total assets	$13,811	$7,934

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities
Notes payable	$24,000	$5,000
Accounts payable	5,466	—
Accrued expenses primarily to related party	37,235	24,556

Total current liabilities	66,701	29,556

Total liabilities	66,701	29,556

Commitments and contingencies (Note 3)

Stockholder's deficit
Preferred stock, $0.001 par value, 5,000,000 shares authorized.
0 shares issued, issuable and outstanding at June 30, 2019
and December 31, 2018, respectively	—	—
Common stock, $0.001 par value, 65,000,000 shares authorized,
5,000,000 shares issued, issuable and outstanding at June 30,
2019 and December 31, 2018, respectively	5,000	5,000
Additional paid-in capital	8,000	8,000
Accumulated deficit	(65,890)	(34,622)
Total stockholders' deficit	(52,890)	(21,622)

Total liabilities and stockholders' deficit	$13,811	$7,934

The accompanying notes are an integral part of these unaudited condensed financial statements.

SoCal Harvest, Inc.

Condensed Statements of Operations

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue, net	$—	$—	$—	$—

Operating expenses
General and administrative	24,539	6,125	30,589	13,704

Operating loss	(24,539)	(6,125)	(30,589)	(13,704)

Other income (expense)
Interest expense	(486)	(125)	(679)	(125)

Total other income (expense)	(486)	(125)	(679)	(125)

Net loss	$(25,025)	$(6,250)	$(31,268)	$(13,829)

Net loss per share - basic	$(0.01)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of shares
outstanding – basic	5,000,000	5,000,000	5,000,000	5,000,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

SoCal Harvest, Inc.

Condensed Statement of Stockholder's Deficit

June 30, 2019 and 2018

(unaudited)

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2017	—	$—	5,000,000	$5,000	$2,000	$(8,418)	$(1,418)
Contributions	—	—	—	—	6,000	—	6,000
Net loss	—	—	—	—	—	(7,579)	(7,579)
Balance at March 31, 2018	—	—	5,000,000	5,000	8,000	(15,997)	(2,997)
Net loss	—	—	—	—	—	(6,250)	(6,250)
Balance at June 30, 2018	—	$—	5,000,000	$5,000	$8,000	$(22,247)	$(9,247)

Balance at December 31, 2018	—	$—	5,000,000	$5,000	$8,000	$(34,622)	$(21,622)
Not loss	—	—	—	—	—	(6,243)	(6,243)

Balance at March 31, 2019	—	—	5,000,000	5,000	8,000	(40,865)	(27,865)
Net loss	—	—	—	—	—	(25,025)	(25,025)
Balance at June 30, 2019	—	$—	5,000,000	$5,000	$8,000	$(65,889)	$(52,889)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SoCal Harvest, Inc.

Condensed Statement of Cash Flows

For the Six Months Ended June 30,

(unaudited)

	2019	2018
Cash flows from operating activities:
Net loss	$(31,268)	$(13,829)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable	5,466	—
Accrued expenses	679	—
Accrued expenses to related parties	12,000	12,125
Net cash used in operating activities	(13,123)	(1,704)

Cash flows from financing activities:
Contributions	—	6,000
Proceeds from note payable	19,000	—
Net cash provided by financing activities	19,000	6,000

Net increase in cash	5,877	4,296

Cash at beginning of period	7,934	3,638

Cash at end of period	$13,811	$7,934

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$—

Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

SoCal Harvest, Inc.

Notes to Condensed Financial Statements

June 30, 2019

(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

SoCal Harvest, Inc. (the “Company,” “we,” “us,” “our,” or “SoCal”) is a Wyoming corporation. The business was started on November 20, 2017 and has a year end of December 31.

Mark Botsford (“Botsford”), the incorporator, sole officer and director of the Company, was issued 5,000,000 shares of common stock of the Company in exchange for an initial investment of $5,000 on November 20, 2017. See Notes 4 and 5.

Nature of Operations

Our general business strategy is to develop a harvesting program; wherein, we locate homeowners that have an abundance of fruit trees on their property and offer to maintain and harvest the fruit from the fruit trees and then sell the harvested fruit through local grocers, farmers markets and through a fruit delivery service where we deliver fresh, locally grown fruits to the clients door in the Southern California region. The Company also anticipates updating and refining the business strategy as new opportunities present themselves. The Company has not yet commenced principle operations.

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and has a year-end of December 31.

The unaudited financial statements of the Company for the six month periods ended June 30, 2019 and 2018 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the requirements for reporting under Regulation S-K. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2018 was derived from the audited financial statements included in the Company’s financial statements as of and for the year ended December 31, 2018 included in the Company’s Form S-1 as filed with the Securities and Exchange Commission (the “SEC”). These financial statements should be read in conjunction with that report.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains a bank account and an escrow account with its counsel. The escrow account has no limitations.

SoCal Harvest, Inc.

Notes to Condensed Financial Statements

June 30, 2019

(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and accrued expenses, carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This update provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. We have adopted this update but have generated no revenues since inception.

Income Taxes

The Company adopted the provisions of ASC 740, “Income Taxes.” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying condensed consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of June 30, 2019, tax years 2017 - 2018 remain open for IRS audit. The Company has received no notice of audit from the IRS for any of the open tax years.

SoCal Harvest, Inc.

Notes to Condensed Financial Statements

June 30, 2019

(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Earnings (Loss) Per Share

In accordance with ASC 260-10, “Earnings Per Share,” basic net earnings (loss) per common share is computed by dividing the net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share are computed using the weighted average number of common stock shares outstanding during the period. The Company does not currently have any potential dilutive securities outstanding as of June 30, 2018 and December 31, 2018.

Going Concern

The accompanying unaudited financial statements and the factors within it, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and the ability of the Company to continue as a going concern for a reasonable period of time. The Company had net loss of $31,268 and had cash used in operating activities of $13,123 for the six months ended June 30, 2019. As of June 30, 2019, the Company had a working capital deficit of $52,890, stockholders’ deficit of $52,890 and accumulated deficit of $65,890. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving investment capital and loans from third parties to sustain its current level of operations. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Effect of Recent Accounting Pronouncements

The Company reviews new accounting standards and updates as issued. No new standards or updates had any material effect on these financial statements. The accounting pronouncements and updates issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an ASU on lease accounting. The ASU requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. The ASU is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. The Company expects the adoption of the ASU did not have a material effect on the Company’s financial condition due to the recognition of the lease rights and obligations as assets and liabilities. The Company does not expect the ASU to have a material effect on the Company’s results of operations and financial position, and the ASU will have no effect on cash flows.

NOTE 2 – NOTES PAYABLE

On November 20, 2017, the Company executed an unsecured promissory note with Motility Consulting, LLC (“Motility”) for $5,000. The note was funded to the Company’s escrow account held for its benefit by its attorney on November 20, 2017 and the funds were used accordingly. The note bears interest at the rate of 10% per annum. The interest has been calculated from the funding date. As of June 30, 2019, the accrued interest was $251. The note is due on demand.

On March 7, 2019, the Company executed an unsecured promissory note with Motility for $10,000. The note has interest of 10% and is payable on demand. The note was funded to the Company’s attorney’s escrow account. As of June 30, 2019, the accrued interest was $322.

On May 20, 2019, the Company executed an unsecured promissory note with Motility for $9,000. The note has interest of 10% and is payable on demand. The note was funded to the Company’s bank account. As of June 30, 2019, the accrued interest was $105.

SoCal Harvest, Inc.

Notes to Condensed Financial Statements

June 30, 2019

(unaudited)

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of August 20, 2019, there were no pending or threatened lawsuits.

NOTE 4 – RELATED PARTIES TRANSACTIONS

On November 20, 2017, the Company issued 5,000,000 shares of common stock to Botsford, the sole officer and director of the Company, as founder’s shares. The shares were valued at par value of $0.001. See Notes 1 and 5.

On May 13, 2019, the Company executed an employment agreement with Mark Botsford. The agreement expires on December 31, 2022 and provides annual base compensation of $24,000.

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Stock

On November 20, 2017, the Board of Directors of the Company authorized 5,000,000 shares of “blank check” preferred stock with a par value of $0.001. The shares of preferred stock authorized have not been designated at this time.

As of June 30, 2019, there were no shares issued or outstanding.

Common Stock

On November 20, 2017, the Board of Directors of the Company authorized 65,000,000 shares of common stock with a par value of $0.001. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

As of June 30, 2019, there were 5,000,000 shares issued and outstanding.

NOTE 6 – CONCENTRATIONS

Concentration of Credit Risk

The Company places its temporary cash investments with financial institutions insured by the FDIC. No amounts exceeded federally insured limits as of June 30, 2019. There have been no losses in these accounts through June 30, 2019.

NOTE 8 – SUBSEQUENT EVENTS

On July 17, 2019, the Company executed an unsecured promissory note with Motility for $10,000. The note has interest of 10% and is payable on demand. The note was funded to the Company’s attorney’s escrow account.

PROSPECTUS

SoCal Harvest, Inc.

6755 Mira Mesa Blvd., Ste. 123 #187

San Diego, CA 92121

(858) 999-5818

$300,000

Up To 30,000,000 Shares of Common Stock Offered By the Company

DEALER PROSPECTUS DELIVERY OBLIGATION

Until December 9, 2019, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

September 12, 2019